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Lindsay Corporation

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LINDSAY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 26, 2015

The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) will be held at the Company’s corporate offices at 2222 North 111th Street, Omaha, Nebraska, on Monday, on January 26, 2015, at 8:30 a.m., Central Standard Time, for the following purposes:

(1)	To elect three (3) directors for terms ending in 2018.

(2)	To approve the Lindsay Corporation 2015 Long-Term Incentive Plan.

(3)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2015.

(4)	To take a non-binding vote on a resolution to approve the compensation of the Company’s most highly paid executive officers.

(5)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

A Proxy Statement setting forth important information with respect to each of the matters being submitted to the stockholders is enclosed with this Notice of Annual Meeting.

Only stockholders holding shares of the Company’s common stock of record at the close of business on December 1, 2014 are entitled to notice of, and to vote at, the Annual Meeting. The Board of Directors is soliciting proxies to vote on behalf of all stockholders, whether or not they expect to be present at the Annual Meeting. Each stockholder is encouraged to vote by proxy on the internet or by telephone as instructed on the enclosed proxy card or by completing the enclosed proxy card and mailing it in the return envelope enclosed for that purpose. Even if you vote by proxy on the internet, by telephone or by mail, you may revoke your proxy at any time prior to the Annual Meeting, and stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska

December 17, 2014

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on January 26, 2015. The Proxy Statement for this Annual Meeting and Annual Report are available online at http://www.lindsayannualmeeting.com.

PROXY STATEMENT SUMMARY

This Proxy Statement Summary is furnished to assist in your review of the matters to be acted upon at the Annual Meeting of Stockholders. The following information is only a summary, and you should read the entire Proxy Statement before voting. For more complete information on these topics, please review our Annual Report on Form 10-K for the fiscal year ended August 31, 2014 and this Proxy Statement.

Voting Items

	Board Recommendation	Pages
Proposal 1 – Election of three (3) directors	FOR all nominees	3-26
Proposal 2 – Approval of the Lindsay Corporation 2015 Long-Term Incentive Plan	FOR	27-34
Proposal 3 – Ratification of appointment of independent registered public accounting firm for fiscal 2015	FOR	35
Proposal 4 – Advisory vote on executive compensation	FOR	36

Fiscal 2014 and Interim Highlights

Despite cyclical headwinds, fiscal 2014 was another good year for our Company. The Company had many significant achievements in fiscal 2014 as we continued to execute on our strategic plan. Key highlights include:

•	While we experienced the effects of a cyclical downturn in fiscal 2014, we were able to achieve financial results ranking as the second best in the Company’s history. Total revenues were $617.9 million, an 11 percent decrease from the record $690.8 million for fiscal 2013. Net earnings were $51.5 million, or $4.00 per diluted share, compared with $70.6 million, or $5.47 per diluted share, in the prior record year.

•	Backed by a strong balance sheet, we made strategic investments for future growth and also returned value to stockholders, executing against a carefully articulated capital allocation plan that was introduced during fiscal 2014. Specific actions included:

•	During fiscal 2014, we invested nearly $18 million in capital expenditures primarily for capacity expansion. Our capital allocation plan calls for capital expenditures of $20 million to $25 million annually for the next three years.

•	During fiscal 2014, we repurchased $41 million of our outstanding common stock (out of an announced $100 to $150 million share repurchase authorization).

•	In January 2014, we doubled the quarterly dividend from $0.13 per share to $0.26 per share. This marked our twelfth consecutive year of dividend increases. We increased our quarterly dividend again in August 2014 to $0.27 per share.

•	In November 2014, we entered into a definitive agreement to acquire Elecsys Corporation (NASDAQ: ESYS), a provider of machine-to-machine (M2M) technology solutions and custom electronic systems, for a total purchase price of approximately $70.5 million. This acquisition is anticipated to close in early calendar 2015, subject to the satisfaction or waiver of all applicable closing conditions.

•	Utilizing an independent, third-party search firm, the Company added David B. Rayburn to its Board of Directors. Mr. Rayburn’s strong background in manufacturing, international markets and acquisitions, combined with his corporate governance experiences serving on public company boards, are expected to allow him to make significant contributions to Lindsay’s continued success.

•	We made various changes to our executive compensation program. Specific actions included:

•	In December 2014, the Board adopted stock ownership guidelines applicable to directors and senior management. Additional details regarding the stock ownership guidelines can be found in the Compensation Discussion and Analysis below.

•	In May 2014, the Board adopted a policy prohibiting directors and executive officers from pledging Company securities as collateral for any outstanding obligation or entering into any transactions to hedge or offset any decrease in the market value of Company securities.

•	The Compensation Committee has proposed double trigger change in control vesting for time-based awards under the proposed 2015 Long-Term Incentive Plan.

i

LINDSAY CORPORATION

PROXY STATEMENT

for

2015 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held on Monday, January 26, 2015, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on December 1, 2014 are entitled to vote at the Annual Meeting.

The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later dated proxy with him. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendation of the Board of Directors with respect to each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

The principal executive offices of the Company are located at 2222 North 111th Street, Omaha, Nebraska 68164.

This Proxy Statement and the proxy cards are first being mailed to stockholders on or about December 17, 2014.

Voting Securities and Beneficial Ownership

Thereof by Principal Stockholders, Directors and Officers

At the record date, there were 12,092,217 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

The following table sets forth, as of December 1, 2014, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and by all current executive officers and directors of the Company as a group. The shares beneficially owned by executive officers and directors of the Company represent approximately 2.5% of the total shares outstanding on the record date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of the shares currently issued and outstanding will be present at the Annual Meeting and will be voted in accordance with the recommendation of the Board of Directors with respect to each proposal being considered at the Annual Meeting. In addition, executive officers, directors and nominees to become a director are deemed to beneficially own shares which they may acquire upon the exercise of vested stock options or options that will vest within 60 days of the record date. These shares are not outstanding and may not be voted at the Annual Meeting. The following table also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock based on a review of reports on Schedule 13D and Schedule 13G filed with the Securities and Exchange Commission with respect to the Company’s common stock.

Name	Number of Shares Beneficially Owned(1)		Percent of Class
Directors and Executive Officers
Howard G. Buffett, Director	31,010		*
Robert E. Brunner, Director	1,289		*
Michael N. Christodolou, Director and Chairman of the Board	23,173		*
W. Thomas Jagodinski, Director	5,247		*
Michael C. Nahl, Director	7,927		*
David B. Rayburn, Director	0		*
Michael D. Walter, Director	6,947		*
William F. Welsh II, Director	17,927		*
Richard W. Parod, Director, President and Chief Executive Officer	181,684	(2)	1.5%
James C. Raabe, Vice President and Chief Financial Officer	9,722	(2)	*
David B. Downing, President – Agricultural Irrigation Division	27,983	(2)	*
Barry A. Ruffalo, President – Infrastructure Division	13,540	(2)	*
Steven S. Cotariu, – Former President – Infrastructure Business	0		*
All current executive officers and directors as a group (12 persons)	326,449	(2)	2.7%
Other Stockholders
Shapiro Capital Management LLC (3)	1,370,859		11.3%
Vulcan Value Partners, LLC (4)	1,225,923		10.1%
BlackRock Inc. (5)	1,157,501		9.6%
Neuberger Berman Group LLC (6)	1,051,843		8.7%
Vanguard Group, Inc. (7)	885,261		7.3%

*	Represents less than 1% of the outstanding shares of the Company’s common stock.
(1)	Each stockholder not shown as being part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse.
(2)	Includes 14,274; 4,193; 2,874; 2,874 and 24,215 shares which may be acquired currently or within 60 days of December 1, 2014 pursuant to the exercise of options by Messrs. Parod, Raabe, Downing, Ruffalo and the current executive officers and directors as a group, respectively.
(3)	The address for this stockholder is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.
(4)	The address for this stockholder is Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, Alabama 35223.
(5)	The address for this stockholder is 40 East 52nd Street, New York, New York 10022.
(6)	The address for this stockholder is 605 Third Avenue, New York, New York 10158.
(7)	The address for this stockholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership

Reporting Compliance

The rules of the Securities and Exchange Commission require the Company to disclose the identity of directors and executive officers and of beneficial owners of more than 10% of the Company’s common stock who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934, as amended. Based solely on review of copies of those reports received by the Company, or written representations from reporting persons, the Company believes that all directors, executive officers and 10% beneficial owners complied with all filing requirements applicable to them during the Company’s fiscal year ended August 31, 2014.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation requires that the Board of Directors be divided into three classes that are elected to the Board on a staggered basis for three year terms. At the Annual Meeting, the terms of three directors will terminate and stockholders will be voting on nominees to fill these three positions on the Board. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Robert E. Brunner, Richard W. Parod and Michael D. Walter to serve as directors for terms ending in 2018. Messrs. Brunner, Parod and Walter are current directors of the Company serving for terms expiring as of the date of the Annual Meeting. Each of Messrs. Brunner, Parod and Walter has expressed an intention to serve, if elected. The Board of Directors knows of no reason why any of them might be unavailable to continue to serve, if elected. There are no arrangements or understandings between Messrs. Brunner, Parod or Walter and any other person pursuant to which they were nominated to serve on the Board of Directors.

The election of a director requires the affirmative vote of a plurality of the votes cast in person or by proxy by persons entitled to vote at the Annual Meeting. Consequently, votes withheld and broker non-votes with respect to the election of directors will have no impact on the election of directors. If any of Messrs. Brunner, Parod or Walter is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may recommend to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. BRUNNER, PAROD AND WALTER AS DIRECTORS OF THE COMPANY WITH TERMS ENDING IN 2018.

Board of Directors and Committees

The following sets forth certain information regarding the directors of the Company, including the three directors who have been nominated to serve for new terms expiring in 2018. Information is also provided concerning each director’s specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that each of them should serve as a director of the Company. The Board of Directors has determined that each of Messrs. Buffett, Brunner, Christodolou, Jagodinski, Nahl, Rayburn, Welsh and Walter are independent directors of the Company under the listing standards adopted by the New York Stock Exchange (“NYSE”).

NOMINEES FOR ELECTION—Terms to expire in 2018

Robert E. Brunner, age 57, was appointed to the Board of Directors in June 2013. Mr. Brunner was the Executive Vice President of Illinois Tools Works, Inc., a diversified manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. Prior to that position, Mr. Brunner was President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to that, Mr. Brunner held a variety of positions within Illinois Tools Works, Inc. including general management, operations management and sales & marketing. Mr. Brunner currently serves on the Board of Directors of Leggett & Platt, Inc. and NN, Inc. Mr. Brunner has been a director of the Company since 2013 and is a member of the Compensation Committee. Mr. Brunner’s extensive experience in business management and development, international operations and mergers and acquisitions provide him with the relevant experience to serve on the Company’s Board of Directors.

Richard W. Parod, age 61, is the President and Chief Executive Officer of the Company, a position he has held since April 2000. Prior to joining the Company, Mr. Parod served as the Vice President and General Manager of Toro Irrigation, a division of The Toro Company, from 1997 to March 2000. From 1993 to 1997, he was an executive officer of James Hardie Irrigation, serving as President of that company from 1994 to 1997. Mr. Parod has also been a director of the Company since 2000 and is the only executive officer of the Company serving on the Board of Directors. As the Company’s chief executive for the past 14 years, Mr. Parod has gained an extensive knowledge of the Company’s operations and lines of business, its long-term strategies and domestic and international growth opportunities which provide him with the relevant experience to serve on the Company’s Board of Directors.

Michael D. Walter, age 65, is the President of Mike Walter & Associates, a risk management consulting firm providing strategic guidance in general business and economic trends. Prior to forming Mike Walter & Associates in 2006, Mr. Walter served in various leadership positions with ConAgra Foods, a large agribusiness conglomerate headquartered in Omaha, Nebraska, including his most recent position of Senior Vice President, Economic & Commercial Affairs. Mr. Walter also serves on the Board of Directors of AgroTech Foods and Richardson International. Mr. Walter previously served on the Board of Directors of the Chicago Board of Trade from 2000 until 2007. Mr. Walter has been a director of the Company since 2009 and is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Through his experience as a senior executive at ConAgra Foods and as a director of various companies in the agribusiness and commodities markets, Mr. Walter has gained significant experience in risk management oversight, strategic development and management of public and governmental affairs, all of which provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Walter an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

DIRECTORS CONTINUING IN OFFICE

Howard G. Buffett, age 60 (current term to expire in 2016), is the President of Buffett Farms, a commercial farming operation, and Chairman and CEO of the Howard G. Buffett Foundation, a private charitable foundation. Since 2014 Mr. Buffett has also served as Civilian Undersheriff, an unpaid position, for the Macon County Sheriff’s Office in Decatur, Illinois. From 1996 to 2001, Mr. Buffett served as Chairman of the Board of Directors of The GSI Group, a manufacturer of steel farm bins, commercial storage grain bins and grain silos. Prior to that time, he was the Corporate Vice President, Assistant to the Chairman and a director of the Archer Daniels Midland Company. Mr. Buffett currently serves as a director of Berkshire Hathaway, Inc. and The Coca-Cola Company and has previously served on the Board of Directors of ConAgra Foods, Inc., Coca-Cola Enterprises Inc. and AgroTech Foods. Mr. Buffett also serves as a United Nations Ambassador Against Hunger and as trustee of various non-profit organizations. Mr. Buffett has been a director of the Company since 1995 and is a member of the Corporate Governance and Nominating Committee. Mr. Buffett’s extensive board experience and his philanthropic experience with numerous humanitarian and environmental conservation projects, along with his knowledge of farming operations and broad international socio-economic issues, provide him with the relevant experience to serve on the Company’s Board of Directors.

Michael C. Nahl, age 72 (current term to expire in 2016), is the retired Executive Vice President and Chief Financial Officer of Albany International Corp., the world’s largest manufacturer of custom-designed engineered fabrics called paper machine clothing. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, served as Senior Vice President and Chief Financial Officer from 1983 to 2005 and was appointed as Executive Vice President in 2005. Mr. Nahl retired as Executive Vice President and Chief Financial Officer of Albany International Corp. in September 2009. Mr. Nahl currently serves as a director of Trans World Entertainment Corporation. Mr. Nahl has been a director of the Company since 2003 and is a member of the Audit Committee. Mr. Nahl’s experience as a senior financial executive of a multinational public company and previously as Chairman of the Audit Committee of public companies, along with his knowledge of international operations and foreign currency exchange rate risks, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Nahl an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

William F. Welsh II, age 73 (current term to expire in 2016), is the retired Chairman of Election Systems & Software, Inc., a provider of specialized election equipment and software. Mr. Welsh served as President and Chief Executive Officer of Election Systems & Software, Inc. from 1995 to 2002. From 2000 to 2003, Mr. Welsh served as Chairman of the Board of Directors of Election Systems & Software. Mr. Welsh currently serves as the

Chairman of the Board of Directors of Ballantyne Strong Inc. Mr. Welsh has been a director of the Company since 2001 and serves as the Chairman of the Compensation Committee. He is also a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Welsh’s prior executive level leadership experience and chief executive officer experience, along with his extensive knowledge of the irrigation and infrastructure markets, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Welsh an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

Michael N. Christodolou, age 53 (current term to expire in 2017), is the Manager of Inwood Capital Management, LLC, an investment management firm he founded in 2000. From 1988 to 1999, Mr. Christodolou was employed by Barbnet Investment Co., formerly Taylor & Co., an investment consulting firm providing services to certain entities associated with members of the Bass family of Fort Worth, Texas. Mr. Christodolou previously served on the Board of Directors of XTRA Corporation from 1998 until 2001 when it was acquired by Berkshire Hathaway Inc. Mr. Christodolou has been a director of the Company since 1999 and currently serves as the Chairman of the Board of Directors. He is also the Chairman of the Company’s Corporate Governance and Nominating Committee and serves as a member of both the Audit Committee and the Compensation Committee. Mr. Christodolou has over 30 years of experience in investment management and working with the management teams and boards of public companies on matters including corporate strategy, capital structure and mergers and acquisitions. His knowledge of the investment and capital markets and his experience as a director of public companies provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Christodolou an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

W. Thomas Jagodinski, age 58 (current term to expire in 2017), is the retired President and Chief Executive Officer of Delta and Pine Land Company, a leader in the cotton seed industry. Mr. Jagodinski was President, Chief Executive Officer and Director of Delta and Pine Land Company from September 2002 until June 2007 when the company was acquired by another company. From 1991 to 2002, he served in various executive roles at Delta and Pine Land Company including Senior Vice President, Chief Financial Officer and Treasurer. Mr. Jagodinski currently serves on the Board of Directors of Centrus Energy Corp., a publicly traded company that supplies enriched uranium fuel for international and domestic commercial nuclear power plants. Mr. Jagodinski has previously served on the Board of Directors of Solutia Inc., Phosphate Holdings, Inc. and Quinpario Acquisition Corp. Mr. Jagodinski has been a director of the Company since 2008 and is the Chairman of the Audit Committee. Mr. Jagodinski’s experience in public accounting and as a chief executive officer, chief financial officer and director of public companies, along with his experience in risk management and compliance oversight, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Jagodinski an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

David B. Rayburn, age 66 (current term to expire in 2017), is the retired President and Chief Executive Officer of Modine Manufacturing Company, a publicly-traded thermal management company that designs, manufactures and tests heat transfer products. Mr. Rayburn was the President and Chief Executive Officer and a Director of Modine Manufacturing Company from January 2003 until March 2008 when Mr. Rayburn retired. From 2002 to January 2003 Mr. Rayburn served as the President and Chief Operating Officer of Modine Manufacturing Company. From 1991 to 2002, he served in various executive roles at Modine Manufacturing Company including Executive Vice President, Vice President and General Manager. Mr. Rayburn currently serves on the Board of Directors of Twin Disc, Inc., a publicly-traded company that designs and manufactures marine and heavy duty, off-highway power transmission equipment, and on the Board of Directors of Creative Foam Corporation, a privately-held company that designs and manufactures cellular and non-cellular foams and plastics. Mr. Rayburn previously served on the Board of Directors of Jason, Inc. from 2001 to 2010 and on the Board of Directors of Unico, Inc., from 2008 to 2010. Mr. Rayburn’s strong background in manufacturing, international markets and acquisitions, combined with his corporate governance experience serving on public company boards, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Rayburn an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.

Corporate Governance

The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation and Bylaws as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, as required by Section 406 of the Sarbanes-Oxley Act of 2002. Additionally, the Company maintains a Code of Business Conduct and Ethics for all persons associated with the Company, including its directors, officers and employees, that complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.

The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2014, the Board of Directors held nine meetings. During fiscal 2014, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period of such member’s service and (ii) the total number of meetings of the committees of the Board of Directors on which he served, held during the period of such member’s service.

The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairman of the Board, currently Mr. Christodolou, an independent director, serves as the presiding director at each executive session of the independent directors.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that the position of Chairman of the Board of Directors be held by an independent director and, accordingly, the same individual cannot serve as both the Chairman of the Board and as the Company’s Chief Executive Officer. This policy is designed to facilitate the ability of the Board of Directors to perform the important functions of providing independent oversight of management and to address risks faced by the Company. This policy also allows the Chairman to convene executive sessions with independent directors without the need for a separate director to discharge the role of a presiding director.

Board’s Role in Risk Oversight

Management has the primary responsibility for identifying and managing the risks to which the Company is subject, under the oversight of the Board of Directors. Among other things, the Board of Directors considers risks presented by business strategy, competition, regulation, compensation plans, global economic conditions, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors as a whole has the primary responsibility for performing this oversight function. The Company’s three standing committees are also responsible for the assessment of risks associated with the general subject matters for which those standing committees have responsibility. The Board’s risk oversight process includes close interaction with the Company’s internal auditor and is facilitated by an annual risk assessment prepared by management. The Company has engaged the accounting firm of Deloitte & Touche LLP to design, execute and prepare reports with respect to the Company’s overall internal audit plan and to perform certain other internal audit services with the assistance of the Company’s internal auditor. Deloitte & Touche LLP provides regular updates to the Audit Committee regarding its services and testing results. The goal of the Board’s risk evaluation process is to identify any activities that create risks that may not be appropriate for the Company, quantify the magnitude of these risks and work with management to develop a plan to mitigate these risks.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with the independent auditor the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing the Company’s annual financial statements and quarterly financial statements with management and the independent auditor, reviewing the scope and results of the Company’s internal audit function, and reviewing the adequacy of the Company’s internal accounting controls with management and the independent auditor. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Audit Committee is comprised of Directors Jagodinski (Chairman), Christodolou, Nahl, Rayburn, Walter and Welsh. Mr. Rayburn joined the Audit Committee in November 2014 (during the first quarter of fiscal 2015). Each of the members of the Audit Committee has been determined to be independent by the Board of Directors under the rules of the Securities and Exchange Commission and under the listing standards adopted by the New York Stock Exchange. In addition, the Board of Directors has determined that each of Messrs. Christodolou, Jagodinski, Nahl, Rayburn, Walter and Welsh qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Committee held seven meetings during fiscal 2014.

Compensation Committee. The Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other elected officers. The Compensation Committee approves all individual grants and awards under the Company’s long-term equity incentive plans. It also reviews compensation for non-employee directors and recommends changes in such compensation to the Board of Directors. The Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation paid to executive officers and other elected officers. However, the final authority for setting executive officer compensation rests with the Compensation Committee. The Compensation Committee has the discretion to delegate specific responsibilities to the Committee Chair, any other Committee member(s) or subcommittees as the Compensation Committee may establish from time to time.

The Compensation Committee has periodically retained external compensation consulting firms to assist and advise it on particular matters. For fiscal 2014, the Company received compensation consulting services from Farient Advisors LLC (“Farient”). Farient was engaged directly by the Compensation Committee, but their fees were paid by the Company. The nature and scope of Farient’s engagement with respect to the Compensation Committee’s decisions regarding executive and director compensation are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.

The Compensation Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Compensation Committee is currently comprised of Directors Welsh (Chairman), Brunner, Christodolou and Walter, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. The Committee held seven meetings during fiscal 2014.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairmen and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company through a combination of suggestions made by independent search firms, directors and stockholders. The Corporate Governance and Nominating Committee engaged the executive search consulting firm of Spencer Stuart to conduct a search for a new independent director, resulting in the addition of David B. Rayburn to the Board in November 2014. The Corporate Governance and Nominating Committee will consider director nominees for the 2016 Annual Meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by August 19, 2015. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Corporate Governance and Nominating Committee considers diversity in its selection of nominees and seeks to have a Board that reflects a diverse range of views, backgrounds and experience. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.

The Corporate Governance and Nominating Committee is currently comprised of Directors Christodolou (Chairman), Buffett, Walter and Welsh, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. The Committee held three meetings during fiscal 2014.

Related Party Transactions.

The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all such related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is impracticable. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) transactions available to all employees generally, (ii) director and officer compensation approved by the Compensation Committee and/or Board of Directors, as applicable, (iii) transactions in the ordinary course of the Company’s business that are on substantially the same terms as those prevailing at the time for comparable products and services to unrelated third parties, and (iv) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that company’s shares, if the aggregate amount involved during the fiscal year does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether the transaction would present an improper conflict of interest for any director, officer or other related party, or whether the transaction would impair the independence of an outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.

Since the beginning of fiscal 2014, The Howard G. Buffett Foundation, a private charitable foundation of which Howard Buffett is Chairman and Chief Executive Officer, has purchased $206,802 of irrigation equipment from the Company. These transactions were at prices in accordance with the Company’s pricing policy for qualifying charitable, nonprofit, educational and research organizations.

Compensation Discussion and Analysis

Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. The Board’s Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board of Directors and the Committee take several measures to monitor this degree of alignment, which include conducting a non-binding “say on pay” vote at each annual meeting of the Company’s stockholders. Stockholders have approved the non-binding “say on pay” resolution by a vote of more than 95% of the votes cast on this proposal at each of the Company’s last three annual meetings held in 2012, 2013 and 2014. While the Committee considered the 2012, 2013 and 2014 “say on pay” voting results in establishing fiscal 2014 and fiscal 2015 compensation, respectively, no specific actions were deemed necessary as the Committee believed the results of the 2012, 2013 and 2014 “say on pay” votes were a confirmation that stockholders were in general agreement with the Committee’s compensation philosophy. The

Committee will continue to consider the “say on pay” voting results and other feedback provided from the Company’s stockholders when making future compensation decisions concerning the Company’s executive officers.

In order to implement its compensation philosophy, the Committee has determined that the total compensation program for executive officers should consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the scarcity of qualified executives for key positions;

•	Annual cash incentive awards to reward performance against short-term corporate, business unit and/or individual objectives;

•	Long-term equity incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and

•	Other benefits as appropriate to be competitive in the market place.

It has been the intent of the Committee that executive salaries, target annual incentive opportunities and target long-term incentive values be targeted at the median of manufacturing and general industry companies of similar size (measured by annual revenues) and complexity (measured primarily by number of distinct business lines and scope of international focus) to the Company for comparable positions, based on available peer group and survey data, with variation due to differences in executive skill levels and experience, the executive’s role and internal fairness with other positions and roles within the Company.

The Committee’s practice is to regularly compare the Company’s executive compensation program with those provided by similar companies. The Committee annually compares the named executive officers’ general compensation levels against available market data and then also performs an in-depth review of the entire compensation program every three years in order to comprehensively review the Company’s short and long-term compensation strategies, award mixes and performance metrics. The Committee engaged Farient Advisors LLC (“Farient”) in fiscal 2014 to provide a competitive assessment of the Company’s executive compensation program and to evaluate the compensation of the named executive officers in comparison to peer group proxy data and relevant survey data. Farient was engaged directly by the Compensation Committee, but its fees were paid by the Company. The Committee has adopted a pre-approval policy for certain compensation consulting services to be provided by Farient to management of the Company, but has determined that the scope of services and annual limit on fees set forth in the pre-approval policy will not impair Farient’s independence from management.

In conducting its review and analysis, Farient used a combination of proxy data from peer companies and survey composite data, with each being weighted equally for purposes of establishing benchmark compensation levels. The composite data was obtained from the 2012 U.S. Mercer Benchmark Database Executive survey and comprised companies with revenue between $250 million and $1.25 billion. The midpoint of this size range is intended to align with the Company’s reported fiscal 2013 revenue. The peer group was established using the following criteria: (i) U.S. based company listed on a major U.S. exchange; (ii) similar industry, with a qualitative assessment of business fit; (iii) revenue for the most recent fiscal year of between $250 million and $1.25 billion; and (iv) similar business and organizational complexity, focusing on companies having international revenue in excess of 25% of total revenue and having at least two distinct operating segments. The selected revenue range was approximately one-half to two times the Company’s revenue for its most recently completed fiscal year, resulting in a peer group where the Company’s revenue was around the peer group median revenue. Based on these criteria, the following peer group was established for fiscal 2014:

Aegion Corp.	Columbus McKinnon Corp.	Kaydon Corp.
Alamo Group, Inc.	Commercial Vehicle Group, Inc.	Lydall, Inc.
Ampco-Pittsburgh Corp.	EnPro Industries, Inc.	NN, Inc.
Astec Industries Inc.	Federal Signal Corp.	Twin Disc Inc.
CIRCOR International, Inc.	Graco, Inc.

Since the Company does not have a large and generally recognized group of peer companies, Farient deemed it appropriate to use a mix of proxy data from peer companies and composite survey data. The Committee intends to conduct an annual review of the peer group composition. The peer group for fiscal 2014 contained three changes from the peer group established for fiscal 2013. Robbins & Myers Inc. was removed because it was acquired by another company. MFRI Inc. was removed because its total revenue fell below the $250 million revenue threshold. Offsetting the removal of those two companies was the addition of EnPro Industries due to its business fit with the Company and it now meeting all of the criteria for the peer group after the top end of the range of the revenue criteria was increased from $1 billion to $1.25 billion reflecting the Company’s increasing revenues.

Based on its review and analysis, Farient recommended various minor changes to the Company’s fiscal 2014 executive compensation program in order to position each component of compensation (and total direct compensation) for each executive at approximately the median of the Farient competitive market data. In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers. Further, the Committee considered the historical compensation of each executive officer, from both a total compensation and a component by component basis, in setting the fiscal year 2014 compensation for the executive officers.

The Committee is of the view that awards of annual cash incentive and long-term incentive compensation awarded to executive officers should be adjusted in the event of restatements of the Company’s financial results. Accordingly, the Committee has adopted a policy that allows recoupment or repayment of annual cash incentive and long-term incentive compensation payments made to executive officers during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the policy allows for additional payments to the extent the amounts paid as annual and long-term incentive payments received in the three years preceding a restatement of Company financial statements were less than the amounts that would have been payable based on the restated financial results.

The Committee has assessed the risks that could arise from the Company’s compensation program and does not believe that the terms of this program encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. For example, the Company’s compensation program: (i) focuses on both short-term and long-term financial goals; (ii) utilizes a mix of financial performance goals so as to avoid over-emphasis on any one metric; (iii) is subject to a clawback policy in the event of restatements of the Company’s financial results; (iv) includes long-term incentives with a three-year vesting period; and (v) contains caps on the maximum incentive payouts.

2014 Executive Compensation Program. The Company’s fiscal year 2014 compensation program for its executive officers, including the executive officers named in the Summary Compensation Table included in this Proxy Statement, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation and the manner in which compensation for fiscal 2014 under these components was determined by the Committee for executive officers are as follows:

Base Salary. Base salaries are designed to provide executive officers with a competitive level of fixed compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of duties. Base salary levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. The Committee considers peer group and compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior year’s base salary is justified based on these criteria and considerations. In the case of Mr. Parod, base salary was initially established by the terms of his employment agreement and is subject to annual increases as determined by the Committee.

In the first quarter of fiscal 2014, the Committee established the base salaries for each of the Named Executive Officers. With respect to the base salaries of Named Executive Officers other than Mr. Parod, the Committee considered Mr. Parod’s recommendations for salary adjustments and competitive salary information included in Farient’s report on executive compensation. Mr. Parod made his recommendations for salary adjustments primarily based on individual performance and the Farient report. The Committee also took note that the recommended salaries were consistent with its policy of establishing base salary levels for its executive officers at levels that approximate the median salaries paid to persons holding comparable positions by manufacturing and general industry companies with annual revenues and business complexity similar to those of the Company. With respect to Mr. Parod, the Committee considered the competitive salary information included in Farient’s report on executive compensation, the Company’s performance and Mr. Parod’s personal performance and concluded that an increase in his base salary from $575,000 to $600,000 (or 4.3%) was appropriate.

Annual Cash Incentive Awards. The Company paid annual cash incentive awards to its executive officers under a Management Incentive Plan for fiscal 2014 (the “2014 MIP”) that was adopted by the Committee pursuant to the terms of the Company’s 2009 Management Incentive Umbrella Plan which was approved by the stockholders at the Company’s annual stockholder meeting in 2009. The Company used annual cash payments under the 2014 MIP primarily to encourage its executive officers to achieve specific short-term financial goals of the Company generally and, in some cases, for achievement of the Company’s financial results in certain market segments. In addition, a portion of the annual cash incentives is designated to reward individual performance objectives of each executive officer participating in the 2014 MIP. The Committee adopted the 2014 MIP and established the financial and individual goals for executive officers under the 2014 MIP during the first quarter of fiscal 2014.

The 2014 MIP established a target cash incentive amount for each Named Executive Officer (each a “Target Cash Incentive Award”). The Target Cash Incentive Award for Mr. Parod was set at 80% of his base salary (which represented an increase of 5% over his prior year target percentage of 75%). The Target Cash Incentive Award for each of Messrs. Raabe, Downing, Ruffalo and Cotariu was set at 50% of his respective base salary (which was the same as each officer’s prior year target percentage). The Committee approved the increase to Mr. Parod’s Target Cash Incentive Award to bring his target cash incentive level generally in line with the median of the Farient competitive market data. In each case, a Target Cash Incentive Award represents the total cash incentive a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and individual performance component established for such Named Executive Officer under the 2014 MIP.

The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive award. This component consisted of three subcomponents: revenue, operating margin and economic profit. In prior years, the Committee had included an average working capital to sales subcomponent instead of economic profit. The Committee chose to introduce economic profit as a subcomponent in the 2014 MIP to provide a better link between capital investments and operating profitability by incentivizing returns on capital in excess of the Company’s weighted average cost of capital. The Committee believed the use of revenue, operating margin and economic profit would provide a good balance of financial objectives to promote maximum stockholder value. For each of Messrs. Parod and Raabe, the financial performance component was based 100% on consolidated Company financial performance. For each of Messrs. Downing, Ruffalo and Cotariu, the financial performance component was split equally between consolidated Company financial performance and the financial performance (also based on revenue, operating margin and economic profit) of their respective business units. For purposes of the 2014 MIP, (i) revenue was defined as the Company’s fiscal 2014 operating revenues, (ii) operating margin was defined as the Company’s fiscal 2014 operating income divided by fiscal 2014 operating revenues, and (iii) economic profit was defined as the Company’s fiscal 2014 net operating profit after taxes less an operating charge equal to the Company’s fiscal 2014 average monthly net assets multiplied by a 10% weighted average cost of capital. Each of the three subcomponents was calculated using the Company’s Consolidated Statement of Operations for the year ended August 31, 2014, net of any effect of acquisitions made during fiscal 2014. The Committee chose to use revenue, operating margin and economic profit as the financial performance measures for determining annual cash incentive awards under the 2014 MIP because it believed that the Named Executive Officers had significant influence over these measures, that these measures align the interests of officers with the creation of stockholder value and that these measures are well understood by management and stockholders. Accordingly, the revenue subcomponent was assigned a weighting of 50% by the Committee and each of the operating margin and economic profit subcomponents was assigned a weighting of 25%.

In general, the Committee seeks to establish target levels for financial performance goals based on the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors. The 2014 targets for revenue, operating margin and economic profit were $614.3 million, 12.2% and $6.5 million, respectively. Each target corresponds to the Company’s operating budget for fiscal 2014. The targets established for specific business units also correspond to the fiscal 2014 operating budget. As noted above, each target excludes the effect of any acquisitions made during fiscal 2014.

The Committee also approved the use of individual performance objectives to determine 20% of the annual cash incentives under the 2014 MIP for each Named Executive Officer. These individual performance objectives were approved by the Committee, based on recommendations by Mr. Parod, for each Named Executive Officer according to his respective area of responsibility. Unlike the financial performance measures described above, which the Committee viewed as short-term performance measures, the individual performance objectives were designed to focus on goals or initiatives that will create longer-term value for the Company. Depending on the officer, these performance objectives relate to areas such as strategic acquisitions, market development, market share growth and product development. Some of these individual performance objectives are objective and depend upon the accomplishment of specific, measurable goals such as increased sales, expansion of international manufacturing capacity, introduction of new products or cost reductions. Others are subjective in nature, such as performance objectives tied to customer service, brand awareness, process improvements, or the strengthening of operational and sales capabilities.

Under the 2014 MIP, a Named Executive Officer could earn a portion of his Target Cash Incentive Award if he achieved at least a threshold level of performance for any of the financial or individual performance components. Separate calculations were performed to determine the payout earned under the financial performance component and the individual performance component, and those two components were then added together to determine the final cash incentive awarded to a Named Executive Officer. The financial performance subcomponents are calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level for a specific financial performance subcomponent, then the Named Executive Officer will receive no payout under that specific subcomponent. Percentage payouts between the threshold, intermediate, target and maximum levels are linearly interpolated for each financial performance subcomponent. The following performance levels trigger the following percentage awards (calculated as a percentage of the Target Cash Incentive Award available under the overall Company financial performance component):

		Average		Target Cash Incentive
		Operating	Economic	Award Available for Financial
	Revenue (50%)	Margin (25%)	Profit (25%)	Performance Subcomponent
Maximum	$921.5 million	14.0%	$9.7 million	200%
Target	$614.3 million	12.2%	$6.5 million	100%
Intermediate	$460.7 million	9.2%	$4.8 million	75%
Threshold	$307.2 million	6.1%	$3.2 million	15%
Below Threshold	—	—	—	0%

Likewise, the cash incentive awarded under the individual performance component is calculated according to a scale providing the following percentage awards (calculated as a percentage of the Target Cash Incentive Award available under the individual performance component):

Percentage of Target Cash Incentive Award
Performance Level	Available for Individual Component
Significantly exceeds objectives	200%
Exceeds objectives	150%
Meets all objectives	100%
Meets most objectives	75%
Meets some objectives	50%
Does not meet objectives	0%

Both the financial and individual performance component calculations offer a range of payouts for performance that exceeds or falls short of the target level. The Committee believes that this not only provides an incentive to executives to achieve performance that exceeds expectations, but it also provides constant motivation during down cycles. By rewarding a range of performance, the Committee hoped to partially counteract the cyclical nature of the Company’s business. Likewise, the receipt of an award under one component or subcomponent is not contingent upon meeting a certain performance standard under the other component or subcomponents. For example, an executive who has met all of his individual performance objectives would still receive a payout under the individual component even if the Company failed to meet the threshold financial performance objectives.

Similarly, an executive may receive a payout if the threshold level is met for a specific financial performance subcomponent even if the executive failed to meet his or her individual performance objectives and/or the Company failed to meet the threshold levels for the other financial performance subcomponents. If any sort of unplanned event should arise, the 2014 MIP gives the Committee the discretion to reduce (but not increase) the incentive payouts under the plan. The following example demonstrates how a hypothetical executive officer’s annual cash incentive payment was calculated under the 2014 MIP:

An officer receiving a base salary of $300,000 (with a target incentive percentage of 50% of his base salary) would be eligible for a Target Cash Incentive Award of $150,000. $120,000 of that amount would be attributable to the Company’s financial performance component (80% of the Target Cash Incentive Award), whereas $30,000 of that amount would be attributable to the officer’s individual performance component (20% of the Target Cash Incentive Award). If the Company generated revenues of $614.3 million, operating margin of 9.2%, economic profit of $9.7 million, and the officer met all of his individual performance objectives, he would receive a total cash incentive payout of $172,500, calculated as follows:

Company Financial Performance Component: $60,000A + $22,500B + $60,000C = $142,500

A Revenue Subcomponent: $120,000 x 50% x 100% performance multiplier

B Operating Margin Subcomponent: $120,000 x 25% x 75% performance multiplier

C Economic Profit Subcomponent: $120,000 x 25% x 200% performance multiplier

Individual Performance Component: $30,000 x 100% performance multiplier = $30,000

Total Cash Incentive Awarded: $142,500 + $30,000 = $172,500

During fiscal 2014, for purposes of the 2014 MIP, the Company recorded revenue of $617.9 million, operating margin of 12.7% and economic profit of $8.9 million. Based on these results, the overall Company Financial Performance Component payout percentage was 126% based on subcomponent payout percentages of 101%, 127% and 175% for each of the revenue (50%), operating margin (25%) and economic profit (25%) subcomponents, respectively. The payout percentage for certain market financial performance components for Named Executive Officers ranged from 46% to 106%. At a meeting in October 2014, the Committee verified the attainment of these measures used for the Financial Performance Component of the 2014 MIP. In addition, after the conclusion of fiscal 2014, Mr. Parod recommended scores to the Committee for each Named Executive Officer under the Individual Performance Component of the 2014 MIP. The Committee then discussed and approved those scores, determining that the Named Executive Officers were entitled to performance multipliers under the Individual Performance Component of the 2014 MIP ranging from 79% to 94%.

Long-Term Incentive Compensation. Long-term incentive compensation is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. For fiscal 2014, the Committee approved a target dollar amount for the long-term incentive award for each of the Company’s Named Executive Officers and allocated one third of that award in the form of performance stock units (“PSUs”), one third in the form of restricted stock units (“RSUs”) and one third in the form of nonqualified stock options. The PSUs, RSUs and stock options were granted pursuant to the Company’s 2010 Long-Term Incentive Plan which was approved by the stockholders at the Company’s annual stockholder meeting in January 2010. The Committee believes that this mix of PSUs, RSUs and stock options will continue to promote sustained long-term performance, goal alignment and retention.

In determining the number of PSUs, RSUs and stock options granted to the Named Executive Officers as part of their long term incentive compensation for fiscal 2014, the Committee first established a dollar value of the total long-term incentive awards to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. With assistance from Farient’s recommendations, the Committee established total long-term incentive award amounts as follows:

Mr. Parod	$1,000,000
Mr. Raabe	$375,000
Mr. Downing	$210,000
Mr. Ruffalo	$210,000

The dollar value of the total long-term incentive awards for each Named Executive Officer above is approximately at the median level indicated in the Farient competitive market data for that officer. For each Named Executive Officer, the dollar value was divided into thirds, with one third representing an RSU award, one third representing a PSU award and one third representing a stock option award.

The dollar values allocated to PSUs and RSUs were divided by the closing sale price of the Company’s common stock on the grant date ($76.37 as of October 25, 2013) to convert those dollar values into total numbers of stock units initially awarded to each Named Executive Officer. While the dollar value of PSUs was based upon a payout ratio of 100%, the actual PSU payout ratio may be as low as 0% if the Company fails to meet the threshold performance level for both performance measures. Alternatively, the PSU payout ratio may be as high as 200% if the Company meets or exceeds the maximum performance level for both performance measures. The dollar values allocated to stock options were converted to a number of stock options by using the Black-Scholes option pricing formula on the grant date.

Under the terms of the individual award agreements, both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2014 are payable in common stock and provide the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend paid by the Company while the PSUs and RSUs are outstanding; provided, however, that any special cash dividend equivalents will be converted into additional units and will not be payable until all applicable vesting and performance conditions have been met. No cash payment or dividend equivalent will be payable in connection with any regular quarterly dividends. In addition, awards under the PSUs, RSUs and stock options are subject to certain anti-dilution adjustments in the event of a stock split, stock dividend, merger or other similar corporate transaction. The Committee has adopted a policy regarding the timing of grants of PSUs, RSUs and stock options to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has issued its full-year earnings release for the prior fiscal year.

Each of the PSUs and RSUs has a three-year vesting period. The PSUs awarded during fiscal 2014 will not become realizable until fiscal 2017. At that point, depending upon the Company’s performance over the three-year period, the PSUs will either convert into a specified number of shares of the Company common stock or become worthless. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The RSUs awarded during fiscal 2014 will ratably vest over the same three-year period, with one third of the RSUs converting into Company common stock on November 1 in each fiscal year following the grant date, provided that the Named Executive Officer continues his employment with the Company. Nonqualified stock options vest ratably over a four-year period, provided that the Named Executive Officer continues his employment with the Company, and expire 10 years after the grant date.

The specific terms of the PSU, RSU and stock option grants made to the Named Executive Officers for fiscal 2014 are as follows:

Performance Stock Unit (PSU) Awards. For the previously discussed reasons, the Committee determined that one third of the long-term incentive award granted to each Named Executive Officer would consist of PSUs. PSUs represent a right to receive a certain target number of shares of the Company’s common stock at a specified time in the future if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period. Historically, the Compensation Committee has awarded PSUs with a threshold payout of 50% of the target number and a maximum payout of 200% of the target number. In addition to requiring satisfaction of the applicable threshold performance levels, PSUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance period (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below).

Each PSU awarded in fiscal 2014 has a three-year performance period running through the end of fiscal 2016 (i.e. August 31, 2016) and will vest on November 1, 2016. Consistent with prior years, the Committee chose Revenue Growth and Return on Net Assets (“RONA”) as the performance measures to be used to determine PSU payouts for the three-year performance period. The Committee previously considered several performance measures, including measures that were tied to the Company’s stock price or the accomplishment of specific performance objectives, but decided against using stock price as a performance measure because it felt that such a plan would be susceptible to distortion from the cyclical nature of the Company’s business. Likewise, the Committee decided against the use of other performance objectives because of the difficulty in correlating such objectives to stockholder value. While revenue is also used as a component of the Company’s annual cash incentive award, the Committee believed that top line revenue is an appropriate metric for both short-term and long-term performance. The annual cash incentive program is based on performance against the Company’s annual budget, while PSUs are focused on cumulative revenue growth over a three-year period. Considering the cyclical nature of the Company’s business, the Committee believed this mix of short-term and long-term targets provides a balanced focus on top-line revenue growth. Additionally, each of the annual cash incentive and long-term incentive programs utilize other performance measures that incentivize profitability, with revenue only accounting for a 40% weighting for the annual cash incentive program (50% of the financial performance component which accounts for 80% of total annual cash incentive award) and Revenue Growth only accounting for a 50% weighting for the PSU awards.

Ultimately, the Committee chose to base PSU payouts on Revenue Growth and RONA because it determined that there was a reasonable relationship between these performance measures and stockholder value. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Revenue Growth and RONA for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Additionally, the Committee was concerned that considering RONA alone could create an incentive for Named Executive Officers to unnecessarily dispose of assets in order to manage the denominator and inflate the Company’s RONA and thereby increase their PSU payout. To prevent such an occurrence, the Committee decided to use both RONA and Revenue Growth as performance measures and to weight them equally. Although the Committee feels that Revenue Growth and RONA reasonably approximate the connection between executive performance and stockholder value, future developments could possibly prompt the Committee to make subsequent PSU awards according to different performance measures.

“Revenue Growth” is calculated according to cumulative revenue growth as opposed to average annual revenue growth in order to minimize the year-to-year distortion that can result from short-term cyclical changes in revenue growth. For purposes of measuring performance, the target annual Revenue Growth rate is converted into a cumulative revenue amount which will be computed as the sum of all revenue generated during the three-year performance period assuming the target annual growth rate. Actual performance will be calculated as the sum of the Company’s actual consolidated operating revenues during the three-year performance period in comparison to the target amount of cumulative revenue.

“RONA” is calculated in the following manner:

Net Income
(Average*Total Assets – Average*Current Liabilities + Average*Current Portion of Long-Term Debt)

*—	These averages will be computed using the beginning and ending amounts of Total Assets, Current Liabilities, and Current Portion of Long-Term Debt for the applicable fiscal year.

For the purposes of calculating Revenue Growth and RONA, any acquisitions made by the Company and revenues, expenses or assets associated with such acquisitions are excluded in the fiscal year of the acquisition, but will be fully included during every year thereafter.

The Committee has established the following three-year average performance measures for Revenue Growth and RONA for the PSUs awarded in fiscal 2014:

	Annual Revenue Growth	RONA	Cumulative Payout
	(50% weight)	(50% weight)	as % of Target
Maximum	15%	15%	200%
Target	10%	12%	100%
Threshold	6%	9%	50%
Below Threshold	—	—	0%

The Committee selected target performance measures that were within the range of the long-term target financial performance goals communicated from Lindsay to the stockholders by Mr. Parod in the 2013 Annual Report. The Committee attempted to establish maximum and threshold performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible to meet target performance levels. A partial PSU payout can be earned by the Named Executive Officers as long as the Company achieves the threshold performance for one of the performance factors even if the Company does not achieve threshold performance for the other performance factor.

The Revenue Growth and RONA performance measures are weighted equally and will be independently calculated and paid if the defined threshold for such performance measure is achieved, even if the threshold for the other performance measure is not achieved. The payout for the PSUs will be determined by the actual performance measured against the performance goals for each performance measure. At the threshold level for both performance measures each PSU will have a payout ratio of 50%, and this ratio increases to 100% if the target level is achieved for both performance measures and 200% if the maximum level is achieved for both performance measures. The Committee determined that the payout ratio of 200% used at the maximum level for both performance measures was appropriate because it believed the maximum levels were aggressive goals that would be difficult to achieve. Payout factors will be linearly interpolated when actual performance results fall between the threshold, target and maximum levels.

The Committee is also entitled to adjust the conversion calculation in order to reduce (but not increase) the amount of stock awarded to take into account any unanticipated events including, but not limited to, extraordinary or nonrecurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.

The following is an example of how the payout of PSUs would be calculated for a hypothetical executive officer who received a total award of 1,000 PSUs in fiscal 2014.

Assume that the Company achieves (i) cumulative revenue for the three-year performance period equal to the cumulative revenue that would have been generated at a maximum annual revenue growth rate of 15%, and (ii) three-year average RONA of 7% which falls below the threshold level. Accordingly, the executive’s 1,000 PSUs will convert into 1,000 shares of common stock on the vesting date of November 1, 2016, calculated as follows:

PSU Payout Calculation: 1,000 shares A + 0 sharesB = 1,000 shares

A	Revenue Growth Subcomponent: 1,000 PSUs x 50% weighting x 200% performance multiplier (max)

B	RONA Subcomponent: 1,000 PSUs x 50% weighting x 0% performance multiplier (below threshold)

In the event of a change in control of the Company, the PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the change of control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the change in control. If any of the Company’s financial statements are restated before the payout of PSUs as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.

Restricted Stock Unit (RSU) Awards. For the previously discussed reasons, the Committee determined that one third of each Named Executive Officer’s long-term incentive award should consist of RSUs. RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the vesting period leading up to the payout of the RSU (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). RSUs are designed primarily to encourage retention of executive officers and key employees.

The RSUs awarded in fiscal 2014 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company. Upon vesting, each RSU converts into a share of the Company’s common stock. Accordingly, if a Named Executive Officer received 1,500 RSUs for fiscal 2014 and remained employed with the Company, 500 of those RSUs would convert into 500 shares of common stock on November 1, 2014. Another 500 RSUs would convert into 500 shares of common stock on November 1, 2015, and then the final 500 RSUs would convert into 500 shares of common stock on November 1, 2016. All RSUs granted in fiscal 2014 will fully vest upon a change in control of the Company.

Nonqualified Stock Option Awards. For the previously discussed reasons, the Committee determined that one third of each Named Executive Officer’s long-term incentive award should consist of nonqualified stock options. Nonqualified stock options represent an option to purchase shares of the Company’s common stock at an option price equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date. Stock options have a 10-year term and will vest ratably (one-fourth each year) on November 1 of the next four calendar years following the grant date (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). The stock options are designed to motivate executives to increase stockholder value as the stock options will only have value if our stockholders also benefit from increasing stock prices.

The nonqualified stock options awarded in fiscal 2014 have an option price of $76.37 (which is equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date) and will vest ratably (one-fourth each year) on November 1 of the next four calendar years following the grant date. Vesting is contingent upon the Named Executive Officer’s continued employment with the Company. No stock option may be exercised more than 10 years from the date of grant. All stock options granted in fiscal 2014 will fully vest upon a change in control of the Company.

Fiscal 2012-2014 Performance. The end of fiscal 2014 marked the end of the three-year performance period for the PSUs awarded in fiscal 2012. For this performance period, the Company achieved three-year cumulative revenue growth of $1,859.3 million and three-year average RONA of 15% which equated to a cumulative payout percentage of 174% of target. In accordance with the terms of the PSUs earned for this performance period, Mr. Parod was issued 9,987 shares of common stock (resulting from 5,737 PSUs awarded in fiscal 2012), Mr. Raabe was issued 2,795 shares of common stock (resulting from 1,606 PSUs awarded in fiscal 2012), and each of Messrs. Downing and Ruffalo was issued 1,996 shares of common stock (resulting from 1,147 PSUs awarded in fiscal 2012). No payouts have yet been earned with respect to the PSUs awarded in fiscal 2013 and fiscal 2014 which have three-year performance periods ending at the end of fiscal 2015 and fiscal 2016, respectively.

Committee’s View on Executive Stock Ownership. The Committee intends that annual grants of long-term incentive awards will create a layering effect that will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention. In December 2014, the Board adopted formal stock ownership guidelines applicable to nine members of senior management. Each Named Executive Officer is expected to reach his respective ownership requirement within seven years after the date of his appointment as an officer. In addition to shares owned by the executive, outstanding RSUs and in-the-money stock options, net of taxes and exercise price, are counted toward the ownership requirement. PSUs are not counted toward the ownership requirement until they are earned, vested and distributed to the executive. The following table sets forth the applicable stock ownership guideline for each Named Executive Officer and the current ownership multiple for such officer as of December 1, 2014.

Named Executive Officer	Stock Ownership Guideline (multiple of Salary)		Current Ownership (multiple of Salary) (1)
Mr. Parod	5	x	22.8	x
Mr. Raabe(2)	3	x	2.0	x
Mr. Downing	2	x	6.4	x
Mr. Ruffalo	2	x	3.1	x

(1)	Based on the 200-day average daily closing price of a share of our common stock on the NYSE ending on December 1, 2014 ($83.18) and executive salaries in effect on December 1, 2014.
(2)	Mr. Raabe joined the Company in June 2011.

Anti-Pledging/Hedging Policy. In May 2014, the Board adopted a policy prohibiting directors and executive officers from pledging Company securities as collateral for any outstanding obligation or entering into any transactions designed to hedge or offset any decrease in the market value of Company securities.

Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, Named Executive Officers are provided supplemental life insurance coverage. Also, during fiscal 2014, Mr. Parod received a taxable car allowance of $2,000 per month according to the terms of his employment agreement. Other benefits provided to the Named Executive Officers are generally those which are available to all employees of the Company, such as participation in Company sponsored health and dental insurance, life insurance and disability benefits. The Company and employee participants share in the cost of these programs. The Company also maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans.

Termination Payments. The Company is party to arrangements with its Named Executive Officers that provide for termination payments under several possible scenarios, including payments that are triggered by a change in control of the Company. All stock options issued to the Named Executive Officers, as well as to other employees of the Company, are subject to immediate vesting in connection with a change in control transaction. Also, in the event of a change in control of the Company, outstanding PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the change in control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the change in control. Any outstanding RSUs will fully vest upon a change in control.

The Company has entered into employment agreements with each Named Executive Officer which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. In the case of Mr. Parod, he will be entitled to receive a lump sum payment equal to 3.2 times his annual salary if his employment is terminated without cause prior to a change in control (or a pro-rated target bonus for the portion of the fiscal year in which his termination occurs and a lump sum payment equal to three times his annual salary and target bonus if his employment is terminated without cause or if he terminates his employment for good reason within two years following a change in control). In the case of Messrs. Downing, Raabe and Ruffalo, each of them will be entitled to receive a lump sum payment equal to one times his annual salary if his employment is terminated without cause prior to a change in control or one times his annual salary plus target bonus if his employment is terminated without cause or if he terminates his employment for good reason within one year following a change in control. The termination provisions contained in Mr. Parod’s employment agreement were specifically negotiated between the Company and Mr. Parod at the time he joined the Company and were considered necessary in order to attract and retain him. In fiscal 2010, the Company modified the definition of separation payment under Mr. Parod’s employment agreement from two times annual salary and target bonus to 3.2 times annual salary (which is the economic equivalent of the prior arrangement) to avoid potential issues with the deductibility of annual bonus payments under Section 162(m) of the Internal Revenue Code, as amended. All termination provisions are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause.

The following tables set forth the estimated amount of the benefits that each of the Named Executive Officers would have received under a variety of hypothetical termination and change in control scenarios. Mr. Cotariu’s employment with the Company terminated on November 15, 2013. Information regarding his separation pay can be found in the Summary Compensation Table. Mr. Cotariu is therefore intentionally omitted from the following tables. All of the information presented in the following tables is provided for illustrative purposes only.

TERMINATION SCENARIOS NOT INVOLVING A CHANGE IN CONTROL

Name	Termination of NEO’s employment agreement by the Company without Cause occurring on August 31, 2014:		Termination of NEO’s employment agreement by reason of the NEO’s death or disability occurring on August 31, 2014:
	Cash Payment ($)(1)	Accelerated Equity Awards ($)(2)	Cash Payment ($)		Death/Disability Benefit ($)(4)	Accelerated Equity Awards ($)(5)
Richard W. Parod	$1,920,000	—	$480,000	(3)	$1,500,000	$1,634,629
James C. Raabe	$330,000	—	—		$830,000	$501,670
David B. Downing	$340,000	—	—		$840,000	$331,306
Barry A. Ruffalo	$325,000	—	—		$825,000	$331,306

(1)	These amounts represent the payments that the Named Executive Officers (“NEOs”) would receive under their employment agreements if the Company should terminate their employment without Cause prior to a Change in Control (each as defined in the applicable employment agreement).
(2)	The NEOs’ RSU and PSU award agreements both require that an NEO must remain employed with the Company on the scheduled RSU and PSU vesting date. In this scenario, if an NEO’s employment with the Company were to terminate on August 31, 2014, then that NEO would automatically forfeit the entirety of his previously issued and outstanding RSUs and PSUs.
(3)	In the event of Mr. Parod’s death or complete disability, his employment agreement entitles his estate or him to a pro-rated target bonus for the portion of the fiscal year which he completed prior to his death or disability. The amount shown represents the amount which Mr. Parod or his estate would be entitled to receive if his employment was terminated as a result of his death or permanent disability on August 31, 2014.
(4)	These amounts represent the amount of life insurance benefits that the NEO’s designated beneficiaries would receive upon the NEO’s death under life insurance coverage provided by the Company. The amounts do not include any additional benefits which might be paid out under supplemental coverage purchased by the NEOs on their own accord through the Company. The Company also provides disability insurance for the NEOs. In the event of a complete disability, the NEOs would first receive six months of short term disability benefits through regular payroll equal to 75% of their base salary. The disabled NEOs would then receive monthly long term payments equal to 66.7% of their monthly base salary capped at $12,500 a month, continuing until they reach age 65.
(5)	These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest following the termination of an NEO’s employment as a result of the NEO’s death or complete disability. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a termination as a result of death or complete disability, (i) unvested stock options will become fully vested, (ii) outstanding RSUs will automatically convert into one share of Company common stock, and (iii) outstanding PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to termination by reason of death or complete disability and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of termination by reason of death or complete disability. For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the termination by death or complete disability and that it would be probable and expected following the termination for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $77.78 closing price of the Company’s common stock on the assumed date of termination by reason of death or complete disability of August 31, 2014.

CHANGE IN CONTROL SCENARIOS

Scenario 1 – The Company undergoes a Change in Control on
August 31, 2014, where the Company does not terminate the
NEO’s employment without Cause and the NEO does not
terminate his employment with Good Reason.	Scenario 2 – The Company undergoes a Change in Control on
August 31, 2014 and on that same date the Company either
terminates the NEO’s employment without Cause or the NEO
			terminates his employment with Good Reason.
Name	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)(2)	Accelerated Equity Awards ($)(1)
Richard W. Parod	—	$1,634,629	$3,720,000	$1,634,629
James C. Raabe	—	$501,670	$495,000	$501,670
David B. Downing	—	$331,306	$510,000	$331,306
Barry A. Ruffalo	—	$331,306	$487,500	$331,306

(1)	These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest upon a Change in Control. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a Change in Control, (i) unvested stock options will become fully vested, (ii) outstanding RSUs will automatically convert into one share of Company common stock, and (iii) outstanding PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the Change in Control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the Change in Control. For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the Change in Control and that it would be probable and expected following the Change in Control for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $77.78 closing price of the Company’s common stock on the assumed Change in Control date of August 31, 2014.
(2)	These amounts represent the payments that each NEO would receive under his employment agreement if the Company should terminate his employment without Cause or if he should terminate his employment with Good Reason (each as defined in the applicable employment agreement) within one year (or two years with respect to Mr. Parod) following a Change in Control.

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986 imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and to the three most highly compensated executive officers (other than the principal financial officer). Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has attempted to preserve, to the extent practicable, the deductibility of all compensation payments to the Company’s executive officers. For fiscal 2014, all compensation paid to covered employees is expected to be deductible under Section 162(m).

Report of the Compensation Committee

On Executive Compensation

The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

William F. Welsh II, Chairman

Robert E. Brunner

Michael N. Christodolou

Michael D. Walter

Executive Compensation

The following table sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All other Compensation ($)		Total ($)
Richard W. Parod President and Chief Executive Officer	2014 2013 2012	595,673 567,385 532,439	653,029 654,522 655,051	333,316 333,310 333,337	573,360 615,394 335,831	38,093 36,654 36,362	(4)	2,193,471 2,207,265 1,893,020
James C. Raabe Vice President and Chief Financial Officer	2014 2013 2012	327,000 316,538 302,308	244,811 183,248 183,373	124,988 93,330 93,314	192,308 227,520 148,425	10,984 10,535 6,476	(5)	900,091 831,171 733,896
David B. Downing President – Agricultural Irrigation Division(9)	2014 2013 2012	333,336 301,500 303,819	137,070 130,786 130,964	69,968 66,630 66,649	186,490 213,010 143,665	10,661 11,431 9,766	(6)	737,525 723,357 654,863
Barry A. Ruffalo President – Infrastructure Division(10)	2014 2013 2012	320,933 298,644 285,538	137,070 130,786 130,964	69,968 66,630 66,649	142,188 222,507 151,620	9,997 9,967 9,551	(7)	680,155 728,534 644,322
Steven S. Cotariu Former President – Infrastructure Business(11)	2014 2013 2012	63,779 298,644 285,538	— 130,786 130,964	— 66,630 66,649	— 134,997 98,040	290,308 11,798 9,727	(8)	354,087 642,855 590,918

(1)	These awards consist of both restricted stock units and performance stock units granted under the Company’s 2010 Long-Term Incentive Plan. The restricted stock units vest 33 1/3% per year over three years and the performance stock units cliff vest on November 1 following the end of their three-year performance period. The amount shown reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC 718”), Stock Compensation, assuming a payout at target for equity incentive plan awards. Assuming the maximum level of performance was achieved for the performance stock units awarded in fiscal 2014, the grant date fair value of these awards would have been: Mr. Parod, $979,542; Mr. Raabe, $367,217; Mr. Downing, $205,605; and Mr. Ruffalo, $205,605.
(2)	These awards consist of stock option awards granted under the Company’s 2010 Long-Term Incentive Plan. The stock options vest 25% per year over four years on November 1 of each year following the date of grant. The amounts shown reflect the grant date fair value as computed in accordance with ASC 718, Stock Compensation. The assumptions used to calculate the grant date fair value of stock option awards are included in Note R to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014.
(3)	These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year.
(4)	Consists of $6,923 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2014, $7,170 in premiums for supplemental life insurance for fiscal 2014 and $24,000 representing a $2,000 monthly car allowance.
(5)	Consists of $9,724 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2014 and $1,260 in premiums for supplemental life insurance for fiscal 2014.
(6)	Consists of $9,496 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2014 and $1,165 in premiums for supplemental life insurance for fiscal 2014.
(7)	Consists of $9,222 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2014 and $775 in premiums for supplemental life insurance for fiscal 2014.
(8)	Consists of $267,000 of separation pay, $20,873 of vacation payout and $2,435 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2014.
(9)	Mr. Downing served as the Company’s President – International Operations until October 7, 2013, at which time he assumed the role of President – Agricultural Irrigation Division.
(10)	Mr. Ruffalo served as the Company’s President – Americas Irrigation until October 7, 2013, at which time he assumed the role of President – Infrastructure Division.
(11)	Mr. Cotariu served as the Company’s President – Infrastructure Business until October 7, 2013 and his employment with the Company terminated on November 15, 2013.

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2010 Long-Term Incentive Plan and Management Incentive Plan for fiscal 2014.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Number of Non- Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Under- lying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant date fair value of stock and option awards ($)(6)
				Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Richard W. Parod	9/25/13 10/25/13	10/25/13	—	105,600	480,000	960,000	2,182	4,364	8,728	4,364	8,251	$76.37	986,345
James C. Raabe	9/25/13 10/25/13	10/25/13	—	36,300	165,000	330,000	818	1,636	3,272	1,636	3,094	$76.37	369,799
David B. Downing	11/1/13 10/25/13	10/25/13	—	37,400	170,000	340,000	458	916	1,832	916	1,732	$76.37	207,038
Barry A. Ruffalo	11/1/13 10/25/13	10/25/13	—	35,750	162,500	325,000	458	916	1,832	916	1,732	$76.37	207,038
Steven S. Cotariu	9/25/13		—	33,165	150,750	301,500	—	—	—	—	—	—	—

(1)	Amounts reflect grants made under the Management Incentive Plan for fiscal 2014 (the 2014 MIP is discussed in our “Compensation Discussion and Analysis” section). Actual payouts earned under the program for fiscal 2014 were above target, and can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	These awards consist of performance stock units (PSUs) granted in fiscal 2014 under the Company’s 2010 Long-Term Incentive Plan for the fiscal 2014 to fiscal 2016 performance period. The amounts shown equal the aggregate number of shares of common stock into which the PSUs will convert if certain threshold, target and maximum performance objectives are met.
(3)	These awards consist of restricted stock units (RSUs) granted in fiscal 2014 under the Company’s 2010 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the restricted stock units will convert if the grantee maintains his employment with the Company for the entire vesting period. These RSUs vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of the award.
(4)	These awards consist of stock options granted in fiscal 2014 under the Company’s 2010 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the stock options will convert if the grantee maintains his employment with the Company for the entire vesting period. These options vest according to a four-year schedule, with one-fourth of the options vesting on November 1 of each fiscal year following the fiscal year of the award.
(5)	The exercise price is the closing price of the Company’s common stock on October 25, 2013, the date of grant.
(6)	Amounts are computed in accordance with ASC 718, Stock Compensation. Performance stock units are valued assuming a payout at target. The assumptions used to calculate the grant date fair value of stock option awards are included in Note R to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014.

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year. Mr. Cotariu is intentionally omitted from this table since his employment with the Company terminated on November 15, 2013, resulting in no outstanding equity awards at fiscal year-end.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Been Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
	Exercisable	Unexercisable
Richard W. Parod	5,369 2,079 —	5,369 6,235 8,251	— — —	58.10 75.68 76.37	10/31/2021 10/24/2022 10/25/2023
						9,212	(1)	$716,509	14,505	(2)	$1,128,199
James C. Raabe	1,503 582 —	1,503 1,746 3,094	— — —	58.10 75.68 76.37	10/31/2021 10/24/2022 10/25/2023
						2,993	(1)	$232,796	4,475	(2)	$348,066
David B. Downing	1,074 416 —	1,073 1,246 1,732	— — —	58.10 75.68 76.37	10/31/2021 10/24/2022 10/25/2023
						1,884	(1)	$146,538	2,943	(2)	$228,907
Barry A. Ruffalo	1,074 416 —	1,073 1,246 1,732	— — —	58.10 75.68 76.37	10/31/2021 10/24/2022 10/25/2023
						1,884	(1)	$146,538	2,943	(2)	$228,907

(1)	These awards consist of restricted stock units granted under the Company’s 2010 Long-Term Incentive Plans. These restricted stock units vest 33 1/3% per year, ratably vesting on each November 1 following the end of the fiscal year of their respective grant date.
(2)	These awards consist of performance stock units granted under the Company’s 2010 Long-Term Incentive Plan. These performance stock units cliff vest on November 1 following the end of their respective three-year performance period. Each performance stock unit converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.
(3)	The market value of unearned shares is calculated using $77.78 per share, which is the closing market price of the Company’s common stock on the NYSE on the last day of fiscal 2014.

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Richard W. Parod	—	—	4,293	(1)	$326,268
			12,770	(2)	$970,520
James C. Raabe	—	—	1,808	(1)	$137,408
			—	(3)	—
David B. Downing	—	—	1,077	(1)	$81,852
			5,606	(2)	$426,056
Barry A. Ruffalo	—	—	969	(1)	$73,644
			4,090	(2)	$310,840
Steven S. Cotariu	1,490	$28,050	969	(1)	$73,644
			4,090	(2)	$310,840

(1)	These awards consist of the portion of restricted stock units granted during fiscal 2011, 2012 and 2013 that vested and converted into shares of common stock during fiscal 2014. The value realized upon vesting was calculated by multiplying the number of vesting restricted stock units by the $76.00 closing price of the Company’s common stock on November 1, 2013.
(2)	These awards consist of the performance stock units granted during fiscal 2011 that vested and converted into shares of common stock during fiscal 2014. The value realized upon vesting was calculated by multiplying the number of vesting performance stock units by the $76.00 closing price of the Company’s common stock on November 1, 2013.
(3)	Mr. Raabe was not yet with the Company when the performance stock units that vested in fiscal 2014 were granted in fiscal 2011.

Pension Benefits

The Company does not provide for any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.

Nonqualified Deferred Compensation

The Company does not provide for any deferred compensation arrangements for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.

Compensation of Directors

In addition to the regular compensation reviews that the Committee conducts for the executive officer compensation program (as discussed in the Compensation Discussion and Analysis), the Committee also evaluates the Company’s compensation program for its Board of Directors approximately every two years. Based on a review of a competitive compensation assessment prepared by Farient in September 2013, the Board of Directors chose to (i) increase the annual cash retainer, (ii) create an additional annual cash retainer for Committee members, (iii) increase the annual cash retainer paid to the non-executive Chairman of the Board of Directors, (iv) eliminate Board and Committee meeting fees and (v) increase the value of the annual RSU grants for fiscal 2014 and future years in order to match the market compensation paid to directors of similar companies.

For fiscal 2014, Directors who were not employees of the Company received annual cash retainers of $60,000. Members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee received an additional cash retainer of $5,000, $3,000 and $2,000, respectively. In addition, for fiscal 2014, the Chairman of the Board of Directors received $45,000 for serving in that capacity, the Chairman of the Audit Committee received $10,000 for serving as such Chairman and the Chairman of the Compensation Committee received $8,000 for serving as such Chairman. Directors are reimbursed for expenses they incur in attending meetings and are reimbursed for attending continuing education programs up to $5,000 per year or as otherwise approved by the Chairman of the Board of Directors.

Additionally, for fiscal 2014, each non-employee director received an annual grant of restricted stock units with an award value of $70,000 with the award being made on the date of the Annual Meeting. The number of restricted stock units to be awarded is based on the closing price of the Company’s common stock on the grant date, and the restricted stock units are payable in shares of common stock under the 2010 Long-Term Incentive Plan. Accordingly on January 27, 2014, each of Messrs. Brunner, Buffett, Christodolou, Jagodinski, Nahl, Walter and Welsh received an award of 833 restricted stock units. The restricted stock units vested on November 1, 2014.

For fiscal 2014, new directors who are not employees of the Company would have received a one-time grant of restricted stock units with an award value equal to the prorated amount of the last annual grant of restricted stock units based on the amount of time the new director will serve on the Board of Directors until the next annual meeting of stockholders, with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded would equal the prorated amount divided by the closing stock price on the date of grant. These restricted stock units vest on the earlier of November 1 following the date of grant or the date of the next annual meeting of stockholders.

In December 2014, the Board adopted formal stock ownership guidelines applicable to both senior management and directors. Directors are expected to maintain stock ownership equal to five times the Board annual cash retainer within five years of their election as a director. In addition to shares owned by the directors, outstanding restricted stock units are counted toward the ownership requirement. With the exception of Messrs. Brunner and Rayburn, each of whom joined the Board within the past two years, all directors maintain stock ownership in excess of the Board’s stock ownership guidelines.

The following table sets forth the compensation paid to the Company’s directors in fiscal 2014. Mr. Parod also serves as a director, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this Proxy Statement. Mr. Rayburn is intentionally omitted from this table since he did not join the Board of Directors until fiscal 2015.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert E. Brunner	63,000	70,000	(1)	—	—	—	—	133,000
Howard G. Buffett	62,000	70,000	(1)	—	—	—	—	132,000
Michael N. Christodolou	115,000	70,000	(1)	—	—	—	—	185,000
W. Thomas Jagodinski	75,000	70,000	(1)	—	—	—	—	145,000
J. David McIntosh	27,083	—	(2)	—	—	—	—	27,083
Michael C. Nahl	65,000	70,000	(1)	—	—	—	—	135,000
Michael D. Walter	69,500	70,000	(1)	—	—	—	—	139,500
William F. Welsh II	78,000	70,000	(1)	—	—	—	—	148,000

(1)	These awards consist of restricted stock units granted in fiscal 2014 under the Company’s 2010 Plan. These restricted stock units vested on November 1, 2014.
(2)	Mr. McIntosh retired from the Board effective January 2014.

Compensation Committee Interlocks

and Insider Participation

During fiscal 2014, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

At the time of the reviews and discussions described herein, the Audit Committee was comprised of W. Thomas Jagodinski (as Chairman), Michael N. Christodolou, Michael C. Nahl, Michael D. Walter and William F. Welsh II, each of whom is an independent director of the Company under the rules adopted by Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports on the results of their audits. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2014 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required to be discussed with the Audit Committee under the applicable Public Company Accounting Oversight Board (“PCAOB”) standards and SEC regulations.

In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the PCAOB and SEC regarding the independent accountant’s communications with the audit committee concerning independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements of the Company for the year ended August 31, 2014 be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

W. Thomas Jagodinski, Chairman

Michael N. Christodolou

Michael C. Nahl

Michael D. Walter

William F. Welsh II

PROPOSAL 2

APPROVAL OF 2015 LONG-TERM INCENTIVE PLAN

General Information

Upon recommendation of the Compensation Committee, the Board of Directors adopted the Lindsay Corporation 2015 Long-Term Incentive Plan (the “2015 Plan”) on December 3, 2014, subject to approval by the stockholders of the Company. The Board of Directors believes that the 2015 Plan will advance the long-term success of the Company by encouraging stock ownership among key employees and members of the Board who are not employees (“Non-employee Directors”). The 2015 Plan is also intended to provide compensation that will be tax deductible by the Company without regard to the limitations of Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee (referred to as the “Committee” in this proposal) retained Farient Advisors LLC (“Farient”) to assist it in the development of the 2015 Plan.

Long-term incentives are a key component of the Company’s compensation philosophy, as discussed further under “Compensation Discussion and Analysis” found earlier in this Proxy Statement. The Committee believes that equity-based compensation authorized under the 2015 Plan will continue to facilitate alignment of the interests of the Company’s executives, key employees and directors with those of its stockholders by linking compensation to stock price performance. The 2015 Plan will also allow the Committee to continue its strategy of rewarding achievement of long-term strategic objectives by tying award payouts to key performance measures that are expected to drive the longer-term success of the Company. The Committee has conducted a review of its long-term incentive strategy with the assistance of Farient to evaluate alignment of the strategy with current business needs and market trends. As a result of this review, the Committee determined that the current executive long-term incentive strategy used by the Committee is appropriate and reflects the Committee’s strong focus on performance. In recent years, the Committee has granted executives a target dollar amount for long-term incentive awards with one third of the target value in the form of performance stock units (PSUs), one-third in the form of restricted stock units (RSUs), and one third in the form of nonqualified stock options.

If approved by stockholders at the Annual Meeting, the 2015 Plan will become effective on the date of the Annual Meeting and will replace the Company’s 2010 Long-Term Incentive Plan (the “2010 Plan”). In that case, no further grants will be made under the 2010 Plan after the date of the Annual Meeting; provided that the annual grant of RSUs to Non-employee Directors scheduled to be made on the date of the Annual Meeting will be made under the 2010 Plan, and all outstanding awards under the 2010 Plan on the effective date of the 2015 Plan will be satisfied from the shares which are available and have been reserved under the 2010 Plan. If the 2015 Plan is not approved by stockholders, the Company will continue to make grants under the 2010 Plan in accordance with the terms of that plan. As of December 3, 2014, only 83,238 shares of common stock were not reserved and remained available for grant under the 2010 Plan. The 2015 Plan authorizes the issuance of up to 550,000 shares of common stock. In addition, up to 83,238 shares that have not been reserved and remain available for grant under the 2010 Plan at the close of business on the effective date of the 2015 Plan, together with any shares subject to awards under the 2010 Plan that expire, are forfeited or become unexercisable without having been exercised or paid in full (including outstanding performance stock units that are paid out at less than target performance), will also be authorized for issuance under the 2015 Plan. As of December 3, 2014, the closing price for a share of our common stock as reported on the NYSE was $89.68.

The total number of shares subject to outstanding awards under prior plans assuming target performance (198,263 shares), plus the total number of shares available for future awards under the 2010 Plan (83,238 shares), represents a potential overhang or dilution to our stockholders of approximately 2.3%. Assuming the 2015 Plan is approved, total potential dilution (which includes current dilution from outstanding awards plus shares available for grant under the 2015 Plan) represents a potential overhang or dilution to our stockholders of approximately 6.4%. The Committee expects the shares requested to be sufficient to cover grants to additional executives and key employees resulting from organic growth and acquisitions. The Company also needs to ensure it has sufficient shares available to cover PSU awards which have a maximum payout of 200% of target.

Double trigger change in control vesting for time-based awards. For time-based awards to be granted under the 2015 Plan (other than awards granted to Non-employee Directors), the Committee intends that no acceleration of vesting in connection with a change in control should occur if such award is assumed (or an equivalent award is substituted) by the acquirer and the equity of the acquirer into which outstanding awards are converted is publicly traded in the United States unless (i) the participant is terminated without cause within twenty-

four (24) months following a change in control, or (ii) the participant is party to an agreement with the Company and terminates for good reason pursuant to such agreement, in either of which cases, the award would vest in full. For PSUs to be granted under the 2015 Plan, the Committee intends to continue its past practice of providing that PSUs will vest upon a change in control to the extent they are earned, assuming performance goals have been achieved at the level of achievement being used for purposes of accruing accounting expenses in connection with the awards and pro-rating the number of PSUs based on the ratio of the number of complete months of the performance period which have elapsed prior to the change in control to the total number of months in the performance period.

Approval of the 2015 Plan requires the affirmative vote of a majority of the votes cast in person or by proxy by persons entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against approval of the 2015 Plan. Broker non-votes will not be considered votes cast with respect to approval of the 2015 Plan and will not be counted as votes for or against the approval of the 2015 Plan. THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2015 LONG-TERM INCENTIVE PLAN.

Summary of 2015 Plan

The following is a summary of the terms of the 2015 Plan. This summary is not a complete description of all provisions of the 2015 Plan, and is subject to the actual terms of the 2015 Plan, a copy of which is attached as Exhibit A to this Proxy Statement.

Administration. The 2015 Plan will be administered by the Committee. The 2015 Plan provides the Committee with the flexibility to design compensatory awards that are responsive to the Company’s needs. Subject to the terms of the 2015 Plan, the Committee has the discretion to determine the terms of each award, including which award, if any, may be subject to vesting upon a “change in control” of the Company, as such term is defined in the 2015 Plan. For time-based awards to be granted under the 2015 Plan (other than awards granted to Non-employee Directors), the Committee intends that no acceleration of vesting in connection with a change in control should occur if such award is assumed (or an equivalent award is substituted) by the acquirer and the equity of the acquirer in which outstanding awards are converted is publicly traded in the United States unless (i) the participant is terminated without cause within twenty-four (24) months following a change in control, or (ii) the participant is party to an agreement with the Company and terminates for good reason pursuant to such agreement, in either of which cases, the award would vest in full. In general, all awards under the 2015 Plan to Company employees will be made by the Committee. However, the Committee may delegate to one or more officers of the Company the authority to grant awards to participants who are not directors or executive officers of the Company. The Committee must fix the total number of shares or performance units that may be subject to grants made under this delegation. Awards under the 2015 Plan made to Non-employee Directors will be approved by the Board upon recommendation by the Committee.

Awards and Eligibility. Awards under the 2015 Plan may be in the form of stock options; stock appreciation rights; restricted shares; deferred shares (restricted stock units); performance shares or performance units. Awards of stock appreciation rights, deferred shares (restricted stock units), and performance shares may also provide for payments of dividend equivalents in cash or additional shares on a current, deferred or contingent basis with respect to any or all dividends or other distributions paid by the Company. However, the Company has not previously granted, and does not presently intend to grant, dividend equivalents on any awards with respect to regular quarterly dividends paid by the Company. The Company has previously granted, and intends to grant in the future, special cash dividend equivalents which will be payable on deferred shares (restricted stock units) if the Company ever pays a special dividend (other than regular quarterly dividends).

All employees of the Company and its subsidiaries and the Non-employee Directors are eligible to receive awards under the 2015 Plan. Based on its historic compensation practices and anticipated growth, the Company expects that a range of 100 to 150 employees and all eight Non-employee Directors will annually receive awards under the 2015 Plan. The benefits or amounts that may be received by or allocated to participants under the 2015 Plan will be determined at the discretion of the Committee and are not presently determinable.

Shares Available for Issuance. The maximum number of shares as to which stock awards may be granted under the 2015 Plan is 550,000 shares. In addition, up to 83,238 shares that have not been reserved and remain available for grant under the 2010 Plan at the close of business on the effective date of the 2015 Plan will be available for issuance under the 2015 Plan. This reserved share amount is subject to adjustments by the Committee as provided in the 2015 Plan for stock splits, stock dividends, recapitalizations, acquisitions and other similar transactions or events. Shares of common stock issued under the 2015 Plan may be shares of original issuance, shares held in Treasury or shares that have been reacquired by the Company. Shares retained by the Company for tax withholding awards granted under the 2015 Plan will not be considered issued under the 2015 Plan and will be available for future issuance under the 2015 Plan. Shares retained by the Company upon exercise of an option granted under the 2015 Plan will not be considered issued under the 2015 Plan and will be available for future issuance under the 2015 Plan. All Shares that are actually issued and sold on the market either to satisfy withholding tax obligations or for payment of the exercise price of options will be considered issued under the 2015 Plan and will not be available for future issuance under the 2015 Plan. Any shares that are delivered by the Company, and any awards that are granted by, or become obligations of, the Company through the assumption by the Company of outstanding awards previously granted by an acquired company, will not be counted against the shares available for granting awards under the 2015 Plan.

Expired, Forfeited or Unexercised Awards. If any award granted under the 2015 Plan expires, is forfeited or becomes unexercisable without having been exercised or paid in full, the shares subject thereto will be available for future awards under the 2015 Plan. Likewise, if any award that was outstanding on the record date under the 2010 Plan expires unexercised, is forfeited or becomes unexercisable for any reason without having been exercised or paid in full, the shares subject thereto shall be available for award under the 2015 Plan. An award of performance shares (including PSUs) will be treated as not having been paid in full whenever less than the target number of performance shares is issued in satisfaction of such award and the difference will be added to the number of shares available for future awards under the 2015 Plan.

Limitations on Grants. No participant may receive awards during any rolling 36-month period representing more than 350,000 shares of common stock or more than 5,000,000 performance units. In no event will the number of shares of common stock issued under the 2015 Plan upon the exercise of incentive stock options exceed 550,000 shares. These limits are subject to adjustments by the Committee as provided in the 2015 Plan for stock splits, stock dividends, recapitalizations and other similar transactions or events. The aggregate grant date fair value of all awards granted to any Non-employee Director during any fiscal year of the Company shall not exceed $200,000.

Termination. The 2015 Plan will terminate on the tenth anniversary of the date it is approved by stockholders, and no award will be granted under the plan after that date.

Plan Amendment. The 2015 Plan may be amended by the Board of Directors, but without further approval by the stockholders of the Company no such amendment may increase the limitations set forth in the 2015 Plan on the number of shares that may be issued under the 2015 Plan or any of the limitations on awards to individual participants. The Board may condition any amendment on the approval of the stockholders if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of the New York Stock Exchange or other national securities exchange or other applicable laws, policies or regulations.

Types of Awards Allowed Under the 2015 Plan

Options. Stock options entitle the optionee to purchase shares of common stock at a price equal to or greater than the fair market value on the date of grant, except as provided in the 2015 Plan. Options may be either incentive stock options or nonqualified stock options, provided that only employees may be granted incentive stock options. The option may specify that the option price is payable (i) in cash, (ii) by the transfer to the Company of unrestricted stock, (iii) with any other legal consideration the Committee may deem appropriate or (iv) any combination of the foregoing. No stock option may be exercised more than 10 years from the date of grant. Each grant may specify a period of continuous employment or service with the Company or any subsidiary that is necessary before the stock option or any portion thereof will become exercisable and may provide for the earlier exercise of the option in the event of a change in control of the Company or similar event. The 2015 Plan prohibits option repricing as well as exchange of underwater options for cash or other awards without stockholder approval.

Stock Appreciation Rights. Stock appreciation rights represent the right to receive an amount, determined by the Committee and expressed as a percentage not exceeding 100%, of the difference between the “base price” established for such rights and the fair market value of the Company’s common stock on the date the rights are exercised. The base price must not be less than the fair market value of the common stock on the date the right is granted, except as provided in the 2015 Plan. The grant may specify that the amount payable upon exercise of the stock appreciation right may be paid by the Company (i) in cash, (ii) in shares of the Company’s common stock or (iii) any combination of the foregoing. Any grant may specify a waiting period or periods before the stock appreciation rights may become exercisable and permissible dates or periods on or during which the stock appreciation rights shall be exercisable, and may specify that the stock appreciation rights may be exercised only in the event of a change in control of the Company or similar event. The Committee may grant “tandem” stock appreciation rights in connection with an option or “free-standing” stock appreciation rights unrelated to an option. No stock appreciation right may be exercised more than ten years from the grant date, and each grant of a free-standing stock appreciation right must specify the period of continuous employment or service that is necessary before the free-standing stock appreciation right or installments thereof may be exercisable. A tandem stock appreciation right may be exercised only upon surrender of the related option, which must be exercisable and in-the-money, for cancellation.

Restricted Shares. An award of restricted shares involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of common stock in return for the performance of services. The transfer may be made without additional consideration from the participant. The participant may be entitled immediately to voting, dividend and other ownership rights in such shares, subject to the discretion of the Committee; provided that no cash payments or dividend equivalents shall be payable until the restricted shares have vested. Restricted shares must be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the grant date, and any grant may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or similar event. The Committee may specify performance objectives that must be achieved for the restrictions to lapse.

Deferred Shares (Restricted Stock Units). An award of deferred shares (restricted stock units) granted under the 2015 Plan represents the right to receive a specific number of shares at the end of a specified deferral period. Any grant of deferred shares (restricted stock units) may be further conditioned upon the attainment of performance objectives. The grant may provide for the early termination of the deferral period in the event of a change in control of the Company or similar event. During the deferral period, the participant is not entitled to vote or receive dividends on the shares subject to the award, but the Committee may provide for the payment of dividend equivalents on a deferred basis; provided that no cash payments or dividend equivalents shall be payable until the deferred shares (restricted stock units) have vested. The grant of deferred shares (restricted stock units) may be made without any consideration from the participant other than the performance of future services. To the extent earned, the deferred shares (restricted stock units) will be paid to the participant at the time and in the manner specified in the grant or determined by the Committee in cash, shares of the Company’s common stock or any combination thereof.

Performance Shares and Units. A performance share is a bookkeeping entry that records the equivalent of one share of common stock, and a performance unit is a bookkeeping entry that records the equivalent of $1.00. Each grant will specify one or more performance objectives to be met within a specified period (the “performance period”), which may be subject to earlier termination in the event of a change in control of the Company or a similar event. Any grant of performance shares or units may provide for the payment of dividend equivalents thereon in cash or additional shares on a deferred or contingent basis; provided that no cash payments or dividend equivalents shall be payable until all applicable vesting and performance conditions are met. If by the end of the performance period the participant has achieved the specified performance objectives, the participant will be deemed to have fully earned the performance shares or performance units. If the participant has not achieved the level of acceptable achievement, the participant may be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner specified in the grant or determined by the Committee in cash, shares of the Company’s common stock or any combination thereof.

Performance Objectives. The 2015 Plan provides that grants of performance shares, performance units or, when determined by the Committee, options, deferred shares, restricted stock or other stock-based awards may be made based upon “performance objectives.” Performance objectives applicable to awards that are intended to be exempt from the limitations of Code Section 162(m) are limited to specified levels of or increases in the Company’s or subsidiary’s return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest, taxes, depreciation and/or amortization, sales, sales growth, gross margin or operating margin, return on investment, increase in the fair market value of the Company’s common stock, share price (including but not limited to, growth measures and total stockholder return), gross or net income or profit, operating income or profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to stockholders, market share, earnings measures/ratios, economic or incremental value added, economic profit, Lindsay value-added, balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, working capital measurements (such as average working capital divided by sales), customer or dealer satisfaction surveys and productivity. Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or the subsidiary, division, department, business or function within the Company or subsidiary in which the participant is employed. Performance criteria may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any performance objectives may provide for adjustments to exclude the impact of any significant acquisitions or dispositions of businesses by the Company, one-time non-operating charges, or accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority). Except in the case of an award intended to be exempt from the limitations of Code Section 162(m), if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. In the case of awards intended to be exempt from the limitations of Code Section 162(m), any such modifications may not increase the amount payable under such award.

Transferability of Awards. Except as provided below, no award under the 2015 Plan may be transferred by a participant other than upon death by will or the laws of descent and distribution or designation of a beneficiary in a form acceptable to the Committee, and stock options and stock appreciation rights may be exercised during the participant’s lifetime only by the participant or, in the event of the participant’s legal incapacity, the guardian or legal representative acting on behalf of the participant. The Committee may expressly provide in an award agreement (other than an incentive stock option) that the participant may transfer the award to a spouse or lineal descendant, a trust for the exclusive benefit of such family members, a partnership or other entity in which all the beneficial owners are such family members, or any other entity affiliated with the participant that the Committee may approve. Additionally, any award made under the 2015 Plan may be transferred as necessary to fulfill any domestic relations order as defined in Code Section 414(p)(1)(B).

Section 162(m) Exemption

Code Section 162(m) prevents a publicly held corporation from claiming income tax deductions for compensation in excess of $1,000,000 paid to certain senior executives. Compensation is exempt from this limitation if it is “qualified performance-based compensation.” Stock options and stock appreciation rights are two examples of performance-based compensation. Other types of awards, such as restricted stock, deferred shares and performance shares, that are granted pursuant to pre-established objective performance formulas, may also qualify as performance-based compensation, so long as certain requirements are met, including the prior approval by stockholders of the material terms of the 2015 Plan. By approving the 2015 Plan, the stockholders will be approving, among other things, (i) the eligibility requirements for participation in the 2015 Plan; (ii) the performance objectives upon which the grant or vesting of awards may be based; and (iii) the maximum amount of compensation, payable in shares of common stock or cash, that may be granted to an eligible participant in any rolling 36-month period.

Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2015 Plan. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

In general, an optionee will not recognize income at the time a nonqualified stock option is granted. At the time of exercise, the optionee will recognize ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise generally will be treated as capital gain (or loss).

An optionee generally will not recognize income upon the grant or exercise of an incentive stock option. If shares issued to an optionee upon the exercise of an incentive stock option are not disposed of in a disqualifying disposition within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price generally will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Subject to certain exceptions for death or disability, if an optionee exercises an incentive stock option more than three months after termination of employment, the exercise of the option will be taxed as the exercise of a nonqualified stock option. In addition, if an optionee is subject to federal “alternative minimum tax,” the exercise of an incentive stock option will be treated essentially the same as a nonqualified stock option for purposes of the alternative minimum tax.

A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Code Section 83. However, a recipient who so elects under Code Section 83(b) within 30 days of the date of transfer of the restricted stock will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted stock (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

A recipient of deferred shares (restricted stock units) generally will not recognize income until shares are transferred to the recipient at the end of the deferral period and are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Code Section 83. At that time, the participant will recognize ordinary income equal to the fair market value of the shares, reduced by any amount paid by the recipient.

A participant generally will not recognize income upon the grant of performance shares or performance units. Upon payment, with respect to performance shares or performance units, the participant generally will recognize as ordinary income an amount equal to the amount of cash received and the fair market value of any unrestricted stock received.

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m).

2015 Plan Benefits

No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the 2015 Plan. Information on equity-based awards recently granted under the 2010 Plan to each of our Named Executive Officers is provided under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards.” Information on equity-based awards recently granted under the 2010 Plan to each of our Non-employee Directors is provided under the heading “Director Compensation.”

Equity Compensation Plan Information

The following equity compensation plan information summarizes plans and securities approved and not approved by security holders as of August 31, 2014 (there were no equity compensation plans not approved by security holders as of August 31, 2014):

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1) (2)	181,239	$63.80	153,929

Total	181,239	$63.80	153,929

(1)	Plans approved by stockholders include the Company’s 2001, 2006 and 2010 Long-Term Incentive Plans. While certain share based awards remain outstanding under the Company’s 2001 and 2006 Long-Term Incentive Plans, no future equity compensation awards may be granted under such plans.
(2)	Column (a) includes (i) 40,752 shares that could be issued under performance stock units (“PSU”) outstanding at August 31, 2014, and (ii) 53,864 shares that could be issued under restricted stock units (“RSU”) outstanding at August 31, 2014. The PSUs are earned and Common Stock issued if certain predetermined performance criteria are met. Actual shares issued may be equal to, less than or greater than (but not more than 200 percent of) the number of outstanding PSUs included in column (a), depending on actual performance. The RSUs vest and are payable in Common Stock after the expiration of the time periods set forth in the related agreements. Column (b) does not take these PSU and RSU awards into account because they do not have an exercise price.

Updated Equity Compensation Plan Information. The following table includes equity compensation plan information updated as of December 3, 2014, after giving effect to our annual equity awards and the vesting of prior awards:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1) (2)	198,263	$68.27	83,238

Total	198,263	$68.27	83,238

(1)	Plans approved by stockholders include the Company’s 2001, 2006 and 2010 Long-Term Incentive Plans. While certain share based awards remain outstanding under the Company’s 2001 and 2006 Long-Term Incentive Plans, no future equity compensation awards may be granted under such plans.
(2)	Column (a) includes (i) 37,294 shares that could be issued under PSUs outstanding at December 3, 2014, and (ii) 49,014 shares that could be issued under RSUs outstanding at December 3, 2014. The PSUs are earned and Common Stock issued if certain predetermined performance criteria are met. Actual shares issued may be equal to, less than or greater than (but not more than 200 percent of) the number of outstanding PSUs included in column (a), depending on actual performance. The RSUs vest and are payable in Common Stock after the expiration of the time periods set forth in the related agreements. Column (b) does not take these PSU and RSU awards into account because they do not have an exercise price.

If the 2015 Plan is approved by stockholders, no further grants will be made under the 2010 Plan, provided that the annual grant of RSUs to Non-employee Directors will be made under the 2010 Plan on the effective date of the 2015 Plan, and all outstanding awards under the 2010 Plan on the effective date of the 2015 Plan will be satisfied from the shares which are available and have been reserved under the 2010 Plan. In addition to the 550,000 shares available for issuance under the 2015 Plan, up to 83,238 shares that have not been reserved and remain available for grant under the 2010 Plan at the close of business on the effective date of the 2015 Plan, together with any shares subject to awards under the 2010 Plan that expire, are forfeited or become unexercisable without having been exercised or paid in full (including outstanding performance stock units that are paid out at less than target performance), will also be available for issuance under the 2015 Plan. This share number will be adjusted to reflect the annual grant of RSUs to Non-employee Directors and any other awards granted or forfeited on or prior to the effective date of the 2015 Plan.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, the Company’s independent registered public accounting firm since 2001, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending August 31, 2015. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy by persons entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

If stockholders fail to ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2015 if it determines that it would be in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2015.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Accounting Fees and Services

The following table sets forth the aggregate fees for professional services rendered by KPMG for each of the last two fiscal years:

Category of Fee	Fiscal 2014	Fiscal 2013
Audit Fees (1)	$982,442	$902,939
Audit-Related Fees (2)	$19,000	$18,500
Tax Fees (3)	$83,188	$90,303
All Other Fees (4)	$27,978	$12,283

Total Fees	$1,112,608	$1,024,025

(1)	Audit fees consist of the audit of the Company’s 2014 and 2013 annual financial statements and review of the Company’s quarterly financial statements during 2014 and 2013.
(2)	Audit-related fees were for audits of the Company’s employee benefit plan.
(3)	Tax fees were for tax consultation and tax compliance services.
(4)	All other fees were for corporate compliance services.

As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditors. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2014 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934 which requires, among other things, that companies with publicly-traded securities, such as Lindsay, take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. To that end, the Board of Directors has submitted the following resolution to be voted on by our stockholders at the Annual Meeting:

“The stockholders of Lindsay Corporation hereby approve the compensation of the Company’s Named Executive Officers as described in the definitive Proxy Statement relating to the Company’s 2015 Annual Meeting of Stockholders, including the sections thereof entitled Executive Compensation and Compensation Discussion and Analysis.”

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. It is also the belief of our Board of Directors that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and, accordingly, an important component of our executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board and Compensation Committee have a strong focus on paying for performance, with targeted incentive compensation for our Named Executive Officers being over half of their total target compensation. Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of our executive compensation program.

The vote on the compensation of the Company’s Named Executive Officers is non-binding and does not require the Company to make any specific changes to the compensation of its Named Executive Officers or take any other action if the resolution is not approved by our stockholders. However, our Board of Directors values and encourages constructive input from our stockholders regarding the Company’s compensation philosophy, policies and practices and believes that stockholder feedback on executive compensation provided by this non-binding vote can provide our Board and Compensation Committee with useful information on investor sentiment about these important matters. Our Board of Directors and Compensation Committee will review the voting results and, to the extent there is a negative vote on this proposal, our Board of Directors expects to consider a number of steps, including consulting with significant stockholders to better understand the concerns that influenced the vote. Our Board and Compensation Committee intend to consider all constructive feedback obtained through this “say-on-pay” process in making future decisions regarding the compensation of the Company’s Named Executive Officers.

The Company’s stockholders approved the “say on pay” resolution presented at the Company’s 2014 Annual Meeting of Stockholders by a vote of more than 95% of the votes cast on the proposal. The Compensation Committee believes the results of the 2014 “say on pay” vote were a confirmation that the stockholders were in general agreement with the Committee’s compensation philosophy.

The proposal to approve the resolution regarding the compensation of the Named Executive Officers will be deemed to be approved if a greater number of votes cast by persons entitled to vote at the Annual Meeting are voted in favor of the resolution than are voted against the resolution. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SUBMISSION OF STOCKHOLDER PROPOSALS

Only stockholders of record as of December 1, 2014 are entitled to bring business before the Annual Meeting or make nominations for directors. Stockholder proposals submitted for presentation at the Annual Meeting must have been received by the Secretary of the Company at its home office no earlier than September 28, 2014 and no later than October 29, 2014 (the “Notice Period”). Stockholder proposals submitted for presentation at the Annual Meeting received before or after the Notice Period will be considered untimely. Such proposals must set forth (i) as to each matter such stockholder proposes to bring before the Annual Meeting (x) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (y) any material interest of any Proposing Person (as defined below) in the proposed business; and (ii) as to such stockholder and any other Proposing Person (w) the name and address of such Proposing Person, (x) the class and number of shares of the Company’s capital stock that are beneficially owned, directly or indirectly, by each such Proposing Person, (y) a brief description of any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Party, either directly or acting in concert with another party or parties, has a right to vote any shares of capital stock of the Company, and (z) a brief description of any contract, arrangement or understanding with respect to the proposed business to which any Proposing Person is a party (collectively, the “Required Information”).

For purposes of providing a notice pursuant to the foregoing paragraph, or nominating a director pursuant to the following paragraph, Section 2.11(d) of the Company’s By-Laws provides that “Proposing Person” means (a) any stockholder who submits a notice to the Secretary of the Company pursuant to Section 2.11(a) and/or, with respect to the nomination of directors, Section 2.11(c) of the Company’s By-laws, (b) the beneficial owner or owners, if any, on whose behalf any such notice is submitted, (c) any party or parties acting in concert with such stockholder in connection with the business proposed and/or the person or persons nominated for election or re-election to the Board of Directors, and (d) any party or parties directly or indirectly controlling, controlled by, or under common control with any of the foregoing.

Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company during the Notice Period. Such nominations must set forth the Required Information above, except that in lieu of the information called for in part (z) above, the Required Information for a nomination shall instead include a brief description of any contract, arrangement or understanding with respect to any proposed nominee or nominees to which any Proposing Person is a party.

In order to be included in the Company’s Proxy Statement and form of proxy relating to its 2016 Annual Meeting, stockholder proposals must be submitted by August 19, 2015 to the Secretary of the Company at its principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before October 29, 2014.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may also be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. In addition, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Chairman of the Audit, Compensation or Corporate Governance and Nominating Committee, or any individual director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s directors shall attend and will generally be available for discussions with stockholders at the Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s Annual Meeting.

The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the Securities and Exchange Commission, is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska December 17, 2014

APPENDIX A

LINDSAY CORPORATION

2015 LONG-TERM INCENTIVE PLAN

(Effective January 26, 2015)

1. Purpose. The purpose of the Lindsay Corporation 2015 Long-Term Incentive Plan (the “Plan”) is to attract and retain employees and directors for Lindsay Corporation and its subsidiaries and to provide such persons with incentives and rewards for superior performance.

2. Definitions. As used in this Plan, the following terms shall be defined as set forth below:

2.1 “Award” means any Options, Stock Appreciation Rights, Restricted Shares, Deferred Shares (Restricted Stock Units), Performance Shares or Performance Units granted under the Plan.

2.2 “Award Agreement” means an agreement, certificate, resolution or other form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the Company’s books and records and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

2.3 “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Freestanding Stock Appreciation Right.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Committee” means the committee of the Board described in Section 4.

2.7 “Company” means Lindsay Corporation, a Delaware corporation, or any successor corporation.

2.8 “Deferral Period” means the period of time during which Deferred Shares (Restricted Stock Units) are subject to deferral limitations under Section 8.

2.9 “Deferred Shares” or “Restricted Stock Units” means an Award granted pursuant to Section 8 of the right to receive Shares at the end of a specified Deferral Period.

2.10 “Employee” means any person, including an officer, employed by the Company or a Subsidiary.

2.11 “Fair Market Value” means the fair market value of the Shares as determined by the Committee from time to time. Unless otherwise determined by the Committee, the fair market value shall be the closing price for the Shares reported on a consolidated basis on the New York Stock Exchange on the relevant date or, if there were no sales on such date, the closing price on the nearest preceding date on which sales occurred.

2.12 “Freestanding Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 that is not granted in tandem with an Option or similar right.

2.13 “Grant Date” means the date specified by the Committee on which a grant of an Award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

2.14 “Incentive Stock Option” means any Option that is intended to qualify as an “incentive stock option” under Code Section 422 or any successor provision.

2.15 “Nonemployee Director” means a member of the Board who is not an Employee.

2.16 “Nonqualified Stock Option” means an Option that is not intended to qualify as an Incentive Stock Option.

2.17 “Option” means any option to purchase Shares granted pursuant to Section 5.

2.18 “Optionee” means the person so designated in an agreement evidencing an outstanding Option.

2.19 “Option Price” means the purchase price payable upon the exercise of an Option.

2.20 “Participant” means an Employee or Nonemployee Director who is selected by the Committee to receive benefits under this Plan, provided that only Employees shall be eligible to receive grants of Incentive Stock Options.

2.21 “Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department, business or function within the Company or Subsidiary in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance–Based Award shall be limited to specified levels of or increases in the Company’s or Subsidiary’s return on equity, earnings per share, total earnings, earnings growth, return on capital, return on assets, earnings before interest, taxes, depreciation and/or amortization, sales, sales growth, gross margin or operating margin, return on investment, increase in the fair market value of the Shares, share price (including but not limited to, growth measures and total stockholder return), gross or net income or profit, operating income or profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), inventory turns, financial return ratios, total return to shareholders, market share, earnings measures/ratios, economic or incremental value added, economic profit, Lindsay value-added, balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value or expense targets, working capital measurements (such as average working capital divided by sales), customer or dealer satisfaction surveys and productivity. Any Performance Objectives may provide for adjustments to exclude the impact of any significant acquisitions or dispositions of businesses by the Company, one-time non-operating charges, or accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority). Except in the case of a Qualified Performance–Based Award, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. In the case of a Qualified Performance-Based Award, any such modifications may not increase the amount payable under such Award.

2.22 “Performance Period” means a period of time established under Section 9 within which the Performance Objectives relating to Performance Shares, Performance Units, Deferred Shares (Restricted Stock Units) or Restricted Shares are to be achieved.

2.23 “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Section 9.

2.24 “Performance Unit” means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 9.

2.25 “Predecessor Plan” means the Lindsay Corporation 2010 Long-Term Incentive Plan.

2.26 “Qualified Performance–Based Award” means an Award or portion of an Award that is intended to satisfy the requirements for “qualified performance–based compensation” under Code Section 162(m). The Committee shall designate any Qualified Performance–Based Award as such at the time of grant.

2.27 “Restricted Shares” means Shares granted pursuant to Section 7 subject to a substantial risk of forfeiture.

2.28 “Shares” means shares of the Common Stock of the Company, $1.00 par value, or any security into which Shares may be converted by reason of any transaction or event of the type referred to in Section 11.

2.29 “Spread” means, in the case of a Freestanding Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Base Price specified in such right or, in the case of a Tandem Stock Appreciation Right, the amount by which the Fair Market Value on the date when any such right is exercised exceeds the Option Price specified in the related Option.

2.30 “Stock Appreciation Right” means a right granted under Section 6, including a Freestanding Stock Appreciation Right or a Tandem Stock Appreciation Right.

2.31 “Subsidiary” means a corporation or other entity in which the Company has a direct or indirect ownership or other equity interest, provided that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation (within the meaning of the Code) in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.

2.32 “Tandem Stock Appreciation Right” means a Stock Appreciation Right granted pursuant to Section 6 that is granted in tandem with an Option or any similar right granted under any other plan of the Company.

3. Shares Available Under the Plan.

3.1 Reserved Shares. Subject to adjustments as provided in Sections 3.2, 3.5 and 11, the maximum number of Shares that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Shares and released from substantial risk of forfeiture, (iii) issued or transferred in payment of Deferred Shares (Restricted Stock Units) or Performance Shares, or (iv) issued or transferred in payment of dividend equivalents paid with respect to Awards, shall not in the aggregate exceed 550,000 Shares, provided that, in addition, the Shares which remain available for Awards under the Predecessor Plan on the effective date of this Plan (but not to exceed 83,238 Shares) shall also be available for Awards under this Plan. Such Shares may be Shares of original issuance, Shares held in Treasury, or Shares that have been reacquired by the Company.

3.2 Accounting for Shares. For purposes of Section 3.1, the following rules will apply for counting Shares issued or transferred under the Plan:

(a) If an Award (other than a Dividend Equivalent) is denominated and payable in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(b) With respect to Performance Shares (including Awards described as performance stock units) which are payable in Shares, the target number of Performance Shares shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. If more than the target number of Performance Shares is issued in satisfaction of such Award, the difference will be added to the number of Shares counted against the aggregate number of Shares available for granting Awards under the Plan at the time when the Award is settled in Shares. If less than the target number of Performance Shares is issued in satisfaction of such Award, the difference will be added back to the number of Shares available for granting Awards under the Plan at the time when the Award is settled in Shares.

(c) Dividend Equivalents denominated in Shares and Awards not denominated, but potentially payable, in Shares shall be counted against the aggregate number of Shares available for granting Awards under the Plan in such amount and at such time as the Dividend Equivalents and such Awards are settled in Shares; provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from), or that are substituted for, other Awards may only be counted once against the aggregate number of Shares available, and the Committee shall adopt procedures, as it deems appropriate, in order to avoid double counting.

(d) Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company of, or in substitution for, outstanding awards previously granted by an acquired company, shall not be counted against the Shares available for granting Awards under this Plan.

(e) Notwithstanding anything herein to the contrary, any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, or are retained by the Company for tax withholding or upon exercise of an Option, shall be available again for grant under this Plan.

(f) Shares subject to an Award under the Plan will be treated as having been issued and transferred and may not again be made available for issuance under the Plan if such Shares are: (i) actually issued and sold on the market either to satisfy withholding tax obligations or for payment of the exercise price of options, or (ii) Shares repurchased on the open market with the proceeds of an Option exercise.

3.3 ISO Maximum. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed 550,000 Shares, subject to adjustment as provided in Section 11.

3.4 Maximum Awards. No Participant may receive Awards representing more than 350,000 Shares in any rolling 36-month period, subject to adjustment as provided in Section 11. In addition, the maximum number of Performance Units that may be granted to a Participant in any rolling 36-month period is 5,000,000.

3.5 Expired, Forfeited and Unexercised Awards. If any Award granted under this Plan expires, is forfeited or becomes unexercisable for any reason without having been exercised or paid in full, the Shares subject thereto which were not exercised or paid in full shall be available for future Awards under the Plan. Likewise, if any Award that was outstanding on December 3, 2014 under the Predecessor Plan or 2006 Long-Term Incentive Plan expires, is forfeited or becomes unexercisable for any reason without having been exercised or paid in full, the Shares subject thereto which were not exercised or paid in full shall be added to the number of Shares which are available for Awards under Section 3.1. An Award of Performance Shares (including Awards described as performance stock units) shall be treated as not having been paid in full whenever less than the target number of Performance Shares is issued in satisfaction of such Award, and the difference will be added to the number of Shares available for Awards under Section 3.1.

4. Plan Administration.

4.1 Board Committee Administration. This Plan shall be administered by the Compensation Committee appointed by the Board from among its members, provided that the full Board may at any time act as the Committee. The interpretation and construction by the Committee of any provision of this Plan or of any Award Agreement and any determination by the Committee pursuant to any provision of this Plan or any such agreement, notification or document shall be final and conclusive. No member of the Committee shall be liable to any person for any such action taken or determination made in good faith. It is intended that the Compensation Committee will consist solely of persons who, at the time of their appointment, each qualified as a “Non-Employee Director” under Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934 and, to the extent that relief from the limitation of Code Section 162(m) is sought, as an “Outside Director” under Section 1.162-27(e)(3)(i) of the Treasury Regulations issued under Code Section 162(m).

4.2 Committee Delegation. The Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants who are not directors or executive officers of the Company, provided that the Committee shall have fixed the total number of Shares or Performance Units subject to such grants. Any such delegation shall be subject to the limitations of Section 157(c) of the Delaware General Corporation Law.

4.3 Awards to Non-Employee Directors. Notwithstanding any other provision of this Plan to the contrary, all Awards to Non-Employee Directors must be authorized by the full Board pursuant to recommendations made by the Compensation Committee and the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director pursuant to the Plan during any fiscal year of the Company shall not exceed Two Hundred Thousand Dollars ($200,000).

5. Options. The Committee may from time to time authorize grants to Participants of Options to purchase Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

5.1 Number of Shares. Each grant shall specify the number of Shares to which it pertains.

5.2 Option Price. Each grant shall specify an Option Price per Share, which shall be equal to or greater than the Fair Market Value per Share on the Grant Date, except as provided in Section 11.

5.3 Consideration. Each grant shall specify the form of consideration to be paid in satisfaction of the Option Price and the manner of payment of such consideration, which may include (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Optionee which have a value at the time of exercise that is equal to the Option Price, (iii) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan, or (iv) any combination of the foregoing.

5.4 Cashless Exercise. To the extent permitted by applicable law, the Option Price and any applicable statutory minimum withholding taxes may be paid from the proceeds of sale through a bank or broker on the date of exercise of some or all of the Shares to which the exercise relates.

5.5 Performance–Based Options. Any grant of an Option may specify Performance Objectives that must be achieved as a condition to exercise of the Option.

5.6 Vesting. Each Option grant may specify a period of continuous employment of the Optionee by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that is necessary before the Options or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

5.7 ISO Dollar Limitation. Options granted under this Plan may be Incentive Stock Options, Nonqualified Stock Options or a combination of the foregoing, provided that only Nonqualified Stock Options may be granted to Nonemployee Directors. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

5.8 Exercise Period. No Option granted under this Plan may be exercised more than ten years from the Grant Date.

5.9 Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

6. Stock Appreciation Rights. The Committee may also authorize grants to Participants of Stock Appreciation Rights. A Stock Appreciation Right is the right of the Participant to receive from the Company an amount, which shall be determined by the Committee and shall be expressed as a percentage (not exceeding 100 percent) of the Spread at the time of the exercise of such right. Any grant of Stock Appreciation Rights under this Plan shall be upon such terms and conditions as the Committee may determine in accordance with the following provisions:

6.1 Payment in Cash or Shares. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right will be paid by the Company in cash, Shares or any combination thereof or may grant to the Participant or reserve to the Committee the right to elect among those alternatives.

6.2 Maximum SAR Payment. Any grant may specify that the amount payable upon the exercise of a Stock Appreciation Right shall not exceed a maximum specified by the Committee on the Grant Date.

6.3 Exercise Period. Any grant may specify (i) a waiting period or periods before Stock Appreciation Rights shall become exercisable and (ii) permissible dates or periods on or during which Stock Appreciation Rights shall be exercisable.

6.4 Change in Control. Any grant may specify that a Stock Appreciation Right may be exercised only in the event of a change in control of the Company or other similar transaction or event.

6.5 Award Agreement. Each grant shall be evidenced by an Award Agreement which shall describe the subject Stock Appreciation Rights, identify any related Options, state that the Stock Appreciation Rights are subject to all of the terms and conditions of this Plan and contain such other terms and provisions as the Committee may determine consistent with this Plan.

6.6 Tandem Stock Appreciation Rights. Each grant of a Tandem Stock Appreciation Right shall provide that such Tandem Stock Appreciation Right may be exercised only (i) at a time when the related Option (or any similar right granted under any other plan of the Company) is also exercisable and the Spread is positive and (ii) by surrender of the related Option (or such other right) for cancellation.

6.7 Exercise Period. No Stock Appreciation Right granted under this Plan may be exercised more than ten years from the Grant Date.

6.8 Freestanding Stock Appreciation Rights. Regarding Freestanding Stock Appreciation Rights only:

(a) Each grant shall specify in respect of each Freestanding Stock Appreciation Right a Base Price per Share, which shall be equal to or greater than the Fair Market Value on the Grant Date, except as provided in Section 11;

(b) Successive grants may be made to the same Participant regardless of whether any Freestanding Stock Appreciation Rights previously granted to such Participant remain unexercised; and

(c) Each grant shall specify the period or periods of continuous employment of the Participant by the Company or any Subsidiary (or, in the case of a Nonemployee Director, service on the Board) that are necessary before the Freestanding Stock Appreciation Rights or installments thereof shall become exercisable, and any grant may provide for the earlier exercise of such rights in the event of a change in control of the Company or other similar transaction or event.

7. Restricted Shares. The Committee may also authorize grants to Participants of Restricted Shares upon such terms and conditions as the Committee may determine in accordance with the following provisions:

7.1 Transfer of Shares. Each grant shall constitute an immediate transfer of the ownership of Shares to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

7.2 Consideration. To the extent permitted by Delaware law, each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

7.3 Substantial Risk of Forfeiture. Each grant shall provide that the Restricted Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period to be determined by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such risk of forfeiture in the event of a change in control of the Company or other similar transaction or event.

7.4 Dividend, Voting and Other Ownership Rights. Unless otherwise determined by the Committee, an award of Restricted Shares shall entitle the Participant to dividend, voting and other ownership rights during the period for which such substantial risk of forfeiture is to continue provided, however, that no cash payments or dividend equivalents shall be payable until the Restricted Shares have vested.

7.5 Restrictions on Transfer. Each grant shall provide that, during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Grant Date. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee.

7.6 Performance–Based Restricted Shares. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.

7.7 Dividends. Any grant will require that any or all dividends or other distributions paid on the Restricted Shares during the period of such restrictions be automatically sequestered and paid on a deferred basis when the restrictions lapse or reinvested on an immediate or deferred basis in additional Shares, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

7.8 Award Agreements. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan. Unless otherwise directed by the Committee, all certificates representing Restricted Shares, together with a stock power that shall be endorsed in blank by the Participant with respect to such Shares, shall be held in custody by the Company until all restrictions thereon lapse.

8. Deferred Shares (Restricted Stock Units). The Committee may authorize grants of Deferred Shares (Restricted Stock Units) to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

8.1 Deferred Compensation. Each grant shall constitute the agreement by the Company to issue or transfer Shares (or the value of the Shares) to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

8.2 Consideration. Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the Grant Date.

8.3 Deferral Period. Each grant shall provide that the Deferred Shares (Restricted Stock Units) covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

8.4 Dividend Equivalents and Other Ownership Rights. During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may authorize the payment of dividend equivalents on such shares in cash or additional Shares on a deferred or contingent basis with respect to any or all dividends or other distributions paid by the Company; provided, however, that no cash payments or dividend equivalents shall be payable until the Deferred Shares (Restricted Stock Units) have vested.

8.5 Payment of Deferred Shares (Restricted Stock Units). Each grant shall specify the time and manner of payment of Deferred Shares (Restricted Stock Units) that shall have been earned, and any grant may specify that any such amount will be paid by the Company in cash, Shares or any combination thereof or may grant to the Participant or reserve to the Committee the right to elect among those alternatives.

8.6 Performance Objectives. Any grant or the vesting thereof may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 9 regarding Performance Shares and Performance Units.

8.7 Award Agreement. Each grant shall be evidenced by an Award Agreement containing such terms and provisions as the Committee may determine consistent with this Plan.

9. Performance Shares and Performance Units. The Committee may also authorize grants of Performance Shares and Performance Units, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

9.1 Number of Performance Shares or Units. Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

9.2 Performance Period. The Performance Period with respect to each Performance Share or Performance Unit shall be determined by the Committee and set forth in the Award Agreement and may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event.

9.3 Performance Objectives. Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

9.4 Threshold Performance Objectives. Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

9.5 Payment of Performance Shares and Units. Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that shall have been earned, and any grant may specify that any such amount will be paid by the Company in cash, Shares or any combination thereof or may grant to the Participant or reserve to the Committee the right to elect among those alternatives.

9.6 Maximum Payment. Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Grant Date. Any grant of Performance Units may specify that the amount payable, or the number of Shares issued, with respect thereto may not exceed maximums specified by the Committee on the Grant Date.

9.7 Dividend Equivalents. Any grant of Performance Shares may provide for the payment to the Participant of dividend equivalents thereon in cash or additional Shares on a deferred or contingent basis with respect to any or all dividends or other distributions paid by the Company; provided, however, that no cash payments or dividend equivalents shall be payable until all applicable vesting and performance conditions are met.

9.8 Adjustment of Performance Objectives. If provided in the terms of the grant, the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the Grant Date that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement; provided, however, in the case of a Qualified Performance-Based Award any such modifications may not increase the amount payable under such Award.

9.9 Award Agreement. Each grant shall be evidenced by an Award Agreement which shall state that the Performance Shares or Performance Units are subject to all of the terms and conditions of this Plan and such other terms and provisions as the Committee may determine consistent with this Plan.

10. Transferability.

10.1 Transfer Restrictions. Except as provided in Sections 10.2 and 10.4, no Award granted under this Plan shall be transferable by a Participant other than upon death by will or the laws of descent and distribution or designation of a beneficiary in a form acceptable to the Committee, and Options and Stock Appreciation Rights shall be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity, by his guardian or legal representative acting in a fiduciary capacity on behalf of the Participant under state law. Any attempt to transfer an Award in violation of this Plan shall render such Award null and void.

10.2 Limited Transfer Rights. The Committee may expressly provide in an Award Agreement (or an amendment to an Award Agreement) that a Participant may transfer such Award (other than an Incentive Stock Option), in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Family Members, a partnership or other entity in which all the beneficial owners are Family Members, or any other entity affiliated with the Participant that may be approved by the Committee. Subsequent transfers of Awards shall be prohibited except in accordance with this Section 10.2. All terms and conditions of the Award, including provisions relating to the termination of the Participant’s employment or service with the Company or a Subsidiary, shall continue to apply following a transfer made in accordance with this Section 10.2.

10.3 Restrictions on Transfer. Any Award made under this Plan may provide that all or any part of the Shares that are (i) to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares (Restricted Stock Units) or upon payment under any grant of Performance Shares or Performance Units, or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 7, shall be subject to further restrictions upon transfer.

10.4 Domestic Relations Orders. Notwithstanding the foregoing provisions of this Section 10, any Award made under this Plan may be transferred as necessary to fulfill any domestic relations order as defined in Code Section 414(p)(1)(B).

11. Adjustments. The Committee shall make or provide for such adjustments in the (a) number of Shares covered by outstanding Options, Stock Appreciation Rights, Deferred Shares (Restricted Stock Units), Restricted Shares and Performance Shares granted hereunder, (b) prices per share applicable to such Options and Stock Appreciation Rights, and (c) kind of shares covered thereby (including shares of another issuer), as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of the Company, (y) any merger, consolidation, spin–off, spin–out, split–off, split–up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or (z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the cancellation or surrender of all Awards so replaced. The Committee shall also make or provide for such adjustments in each of the limitations specified in Section 3 as the Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 11. In the event the Company shall assume outstanding employee awards or the right or obligation to make such awards in connection with the acquisition of another business or another corporation or business entity, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Plan as so adjusted.

11.1 Change in Control. The Committee shall also be authorized to determine and specify in any Award Agreement provisions which shall apply upon a change in control of the Company. A “Change in Control” of the Company for purposes of Awards made under this Plan shall mean any of the following events: (a) a dissolution or liquidation of the Company, (b) a sale of substantially all of the assets of the Company, (c) a merger or combination involving the Company after which the owners of Common Stock of the Company immediately prior to the merger or combination own less than 50% of the outstanding shares of common stock of the surviving corporation, or (d) the acquisition of more than 50% of the outstanding shares of Common Stock of the Company, whether by tender offer or otherwise, by any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company. The decision of the Committee as to whether a Change in Control has occurred shall be conclusive and binding.

11.2 Cash-Out. In connection with any change in control, the Committee, without the consent of Participants, may determine that (i) any or all outstanding Options or Stock Appreciation Rights shall be automatically exercised and cashed out in exchange for a cash payment for such Options and Stock Appreciation Rights which may not exceed the Spread between the Option Price or Base Price and Fair Market Value on the date of exercise, and (ii) any or all other outstanding Awards shall be cashed out in exchange for such consideration as the Committee may in good faith determine to be equitable under the circumstances.

12. Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

13. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. The Fair Market Value of any Shares withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory tax withholding rates.

14. Certain Terminations of Employment, Hardship and Approved Leaves of Absence. Notwithstanding any other provision of this Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of a Participant who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Deferred Shares (Restricted Stock Units) as to which the Deferral Period is not complete, any Performance Shares or Performance Units that have not been fully earned, or any Shares that are subject to any transfer restriction pursuant to Section 10.3, the Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Company, including, without limitation, waiving or modifying any limitation or requirement with respect to any Award under this Plan. However, any such actions taken by the Committee must comply with the provisions of Section 21 and the requirements of Code Section 409A and with Code Section 162(m) for Qualified Performance-Based Awards.

15. Foreign Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

16. Amendments and Other Matters.

16.1 Plan Amendments. This Plan may be amended from time to time by the Board, but no such amendment shall increase any of the limitations specified in Section 3, other than to reflect an adjustment made in accordance with Section 11, without the further approval of the stockholders of the Company. The Board may condition any amendment on the approval of the stockholders of the Company if such approval is necessary or deemed advisable with respect to the applicable listing or other requirements of a national securities exchange or other applicable laws, policies or regulations.

16.2 Award Deferrals. The Committee may permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. In the case of an award of Restricted Shares, the deferral may be effected by the Participant’s agreement to forego or exchange his or her award of Restricted Shares and receive an award of Deferred Shares (Restricted Stock Units). The Committee also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in Shares. However, any Award deferrals which the Committee permits must comply with the provisions of Section 21 and the requirements of Code Section 409A.

16.3 Conditional Awards. The Committee may condition the grant of any award or combination of Awards under the Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or any Subsidiary to the Participant, provided that any such grant must comply with the provisions of Section 21 and the requirements of Code Section 409A.

16.4 Repricing Prohibited. The terms of outstanding Awards may not be amended to reduce the Option Price of outstanding Options or Base Price of outstanding Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Option Price or Base Price that is less than the Option Price or Base Price of the original Options or Stock Appreciation Rights without stockholder approval, provided that nothing herein shall prevent the Committee from taking any action provided for in Section 11.

16.5 No Employment Right. This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any Participant’s employment or other service at any time.

16.6 Tax Qualification. To the extent that any provision of this Plan would prevent any Option that was intended to qualify under particular provisions of the Code from so qualifying, such provision of this Plan shall be null and void with respect to such Option, provided that such provision shall remain in effect with respect to other Options, and there shall be no further effect on any provision of this Plan.

16.7 Amendments to Comply with Laws, Regulations or Rules. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, in its sole and absolute discretion and without the consent of any Participant, the Board may amend the Plan, and the Committee may amend any Award Agreement, to take effect retroactively or otherwise as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Code Section 409A.

17. Effective Date. This Plan shall become effective upon its approval by the stockholders of the Company.

18. Termination. This Plan shall terminate on the tenth anniversary of the date upon which it is approved by the stockholders of the Company, and no Award shall be granted after that date.

19. Limitations Period. Any person who believes he or she is being denied any benefit or right under the Plan may file a written claim with the Committee. Any claim must be delivered to the Committee within forty-five (45) days of the specific event giving rise to the claim. Untimely claims will not be processed and shall be deemed denied. The Committee, or its designated agent, will notify the Participant of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within ninety (90) days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee’s decision shall be final, conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

20. Governing Law. The validity, construction and effect of this Plan and any Award hereunder will be determined in accordance with the Delaware General Corporation Law, except to the extent governed by applicable federal law.

21. Compliance with Code Section 409A.

21.1 Awards Subject to Section 409A. The provisions of this Section 21 shall apply to any Award or portion thereof that is or becomes subject to Code Section 409A (“Section 409A”), notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award. Awards subject to Section 409A include, without limitation:

(a) Any Nonqualified Stock Option or Stock Appreciation Right that permits the deferral of compensation other than the deferral of recognition of income until the exercise of the Award.

(b) Any other Award that either (i) provides by its terms for settlement of all or any portion of the Award on one or more dates following the Short-Term Deferral Period (as defined below) or (ii) permits or requires the Participant to elect one or more dates on which the Award will be settled.

Subject to any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A or other applicable guidance, the term “Short-Term Deferral Period” means the period ending on the later of (i) the date that is two and one-half months from the end of the Company’s fiscal year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the date that is two and one-half months from the end of the Participant’s taxable year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning set forth in any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A or other applicable guidance.

21.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A or any applicable U.S. Treasury Regulations promulgated pursuant to Section 409A or other applicable guidance, the following rules shall apply to any deferral and/or distribution elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award subject to Section 409A:

(a) All Elections must be in writing and specify the amount of the distribution in settlement of an Award being deferred, as well as the time and form of distribution as permitted by this Plan.

(b) All Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to such Participant; provided, however, that if the Award qualifies as “performance-based compensation” for purposes of Section 409A and is based on services performed over a period of at least twelve (12) months, then the Election may be made no later than six (6) months prior to the end of such period.

(c) Elections shall continue in effect until a written election to revoke or change such Election is received by the Company, except that a written election to revoke or change such Election must be made prior to the last day for making an Election determined in accordance with paragraph (b) above or as permitted by Section 21.3.

21.3 Subsequent Elections. Any Award subject to Section 409A which permits a subsequent Election to delay the distribution or change the form of distribution in settlement of such Award shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made;

(b) Each subsequent Election related to a distribution in settlement of an Award not described in Section 21.4(b), 21.4(c) or 21.4(f) must result in a delay of the distribution for a period of not less than five (5) years from the date such distribution would otherwise have been made; and

(c) No subsequent Election related to a distribution pursuant to Section 21.4(d) shall be made less than twelve (12) months prior to the date of the first scheduled payment under such distribution.

21.4 Distributions Pursuant to Deferral Elections. No distribution in settlement of an Award subject to Section 409A may commence earlier than:

(a) Separation from service (as determined pursuant to U.S. Treasury Regulations or other applicable guidance);

(b) The date the Participant becomes Disabled (as defined below);

(c) Death;

(d) A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 21.2 and/or 21.3, as applicable;

(e) To the extent provided by U.S. Treasury Regulations promulgated pursuant to Section 409A or other applicable guidance, a change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company; or

(f) The occurrence of an Unforeseeable Emergency (as defined below).

Notwithstanding anything else herein to the contrary, to the extent that a Participant is a “Specified Employee” (as defined in Code Section 409A(a)(2)(B)(i)), no distribution pursuant to Section 21.4(a) in settlement of an Award subject to Section 409A may be made before the date which is six (6) months after such Participant’s date of separation from service, or, if earlier, the date of the Participant’s death.

21.5 Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award subject to Section 409A for distribution in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency (as defined in Section 409A). In such event, the amount(s) distributed with respect to such Unforeseeable Emergency cannot exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). All distributions with respect to an Unforeseeable Emergency shall be made in a lump sum as soon as practicable following the Committee’s determination that an Unforeseeable Emergency has occurred. The occurrence of an Unforeseeable Emergency shall be judged and determined by the Committee. The Committee’s decision with respect to whether an Unforeseeable Emergency has occurred and the manner in which, if at all, the distribution in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

21.6 Disabled. The Committee shall have the authority to provide in the Award Agreement evidencing any Award subject to Section 409A for distribution in settlement of such Award in the event that the Participant becomes Disabled. A Participant shall be considered “Disabled” if either:

(a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

All distributions payable by reason of a Participant becoming Disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election, commencing as soon as practicable following the date the Participant becomes Disabled. If the Participant has made no Election with respect to distributions upon becoming Disabled, all such distributions shall be paid in a lump sum as soon as practicable following the date the Participant becomes Disabled.

21.7 Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election as soon as administratively possible following receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions upon death, all such distributions shall be paid in a lump sum as soon as practicable following the date of the Participant’s death.

21.8 No Acceleration of Distributions. Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution under this Plan in settlement of an Award subject to Section 409A, except as provided by Section 409A and/or U.S. Treasury Regulations promulgated pursuant to Section 409A or other applicable guidance.

22. Predecessor Plan. Upon stockholder approval of this Plan pursuant to Section 17, no new awards will be granted under the Predecessor Plan; provided that the annual grants of Deferred Shares (Restricted Stock Units) to Nonemployee Directors will be made under the Predecessor Plan on the effective date of this Plan, and all outstanding awards under the Predecessor Plan on the effective date of this Plan will be satisfied from the Shares which are available and have been reserved under the Predecessor Plan.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. ? INTERNET/MOBILE – www.proxypush.com/lnn Use the Internet to vote your proxy until 12:00 p.m. (CT) on January 23, 2015. ? PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on January 23, 2015. ? MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4. 1. Election of directors for: 01  Robert E. Brunner 03  Michael D. Walter ? Vote FOR all nominees ? Vote WITHHELD term to expire in 2018: 02  Richard W. Parod(except as marked) from all nominees (Instructions: To withhold authority to vote for any indicated nominee, mark the “FOR” box above and write the number(s) of the nominee(s) for whom you are withholding your vote in the box provided to the right.) 2. Approval of 2015 Long-Term Incentive Plan. ? For ? Against ? Abstain 3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2015. ? For ? Against ? Abstain 4. Non-binding vote on resolution to approve the compensation of the Company’s named executive officers. ? For ? Against ? Abstain 5. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on October 29, 2014. THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR, FOR APPROVAL OF THE 2015 LONG-TERM INCENTIVE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. Address Change? Mark box, sign, and indicate changes below:   ? Date              Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, adminis-trators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LINDSAY CORPORATION ANNUAL MEETING OF STOCKHOLDERS Monday, January 26, 2015 8:30 a.m. CST Corporate Headquarters 2222 North 111th Street Omaha, Nebraska Lindsay Corporation 2222 North 111th Street Omaha, Nebraska proxy THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 26, 2015 AND AT ANY ADJOURNMENT THEREOF. The undersigned hereby appoints Richard W. Parod and Eric R. Arneson, and each of them individually, as the undersigned’s proxies and agents, with full powers of substitution, and hereby authorizes each to represent the undersigned at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held at the Company’s corporate office, 2222 North 111th Street, Omaha, Nebraska, on Monday, January 26, 2015, at 8:30 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof. This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of or access to the Proxy Statement for the Annual Meeting and the Company’s 2014 Annual Report to Stockholders prior to the signing of this proxy. See reverse for voting instructions.